Exhibit 4.10

EXECUTION COPY Ref: 43761.0007

Dated 25 April 2013

(1)	AVG TECHNOLOGIES N.V.

(2)	HSBC BANK PLC as Mandated Lead Arranger

(3)	HSBC BANK PLC as Agent

(4)	HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED as Security Agent

USD only Term Loan and Multicurrency Revolving Facilities Agreement

for the amount of US$ 75,000,000 (with a multi currency accordion option of up to US$ 50,000,000)

Eversheds Faasen
Wibautstraat 224
1097 DN Amsterdam	Tel	+31 20 5600 600
Postbus 12929	Fax	+31 20 5600 500
1100 AX Amsterdam	www.eversheds.nl

CONTENTS

Clause		Page

1	DEFINITIONS AND INTERPRETATION	4
2	THE FACILITIES	34
3	PURPOSE	40
4	CONDITIONS OF UTILISATION	40
5	UTILISATION	41
6	OPTIONAL CURRENCIES	43
7	REPAYMENT	43
8	PREPAYMENT AND CANCELLATION	45
9	INTEREST	52
10	INTEREST PERIODS	53
11	CHANGES TO THE CALCULATION OF INTEREST	54
12	FEES	56
13	TAX GROSS UP AND INDEMNITIES	57
14	INCREASED COSTS	67
15	OTHER INDEMNITIES	69
16	MITIGATION BY THE LENDERS	71
17	COSTS AND EXPENSES	71
18	GUARANTEE AND INDEMNITY	72
19	REPRESENTATIONS	78
20	INFORMATION UNDERTAKINGS	84
21	FINANCIAL COVENANTS	89
22	GENERAL UNDERTAKINGS	93
23	EVENTS OF DEFAULT	100
24	TRANSACTION SECURITY	103
25	THE SECURITY AGENT	105
26	CHANGE OF SECURITY AGENT AND DELEGATION	114
27	CHANGES TO THE LENDERS	115
28	CHANGES TO THE OBLIGORS	121
29	ROLE OF THE AGENT AND THE ARRANGER	123
30	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	131
31	SHARING AMONG THE FINANCE PARTIES	131
32	PAYMENT MECHANICS	133
33	SET-OFF	137
34	NOTICES	137
35	CALCULATIONS AND CERTIFICATES	139
36	PARTIAL INVALIDITY	140
37	REMEDIES AND WAIVERS	140
38	AMENDMENTS AND WAIVERS	140
39	CONFIDENTIALITY	143
40	COUNTERPARTS	147
41	GOVERNING LAW	147
42	ENFORCEMENT	147

Schedules
1	The Original Parties	149
	Part I: The Original Obligors	149
	Part II: The Original Lenders	151
2	Conditions precedent	152
	Part I: Conditions Precedent To Signing	152
	Part II: Condition Precedent to Initial Utilisation	154
	Part III: Conditions Subsequent to Initial Utilisation	155
	Part IV: Conditions Precedent Required To Be Delivered By An Additional Obligor	157
3	Requests	159
	Part I: Utilisation Request	159
	Part II: Selection Notice	161
4	Mandatory Cost Formula	162
5	Form of Transfer Certificate	165
6	Form of Assignment Agreement	168
7	Form of Accession Letter	171
8	Form of Resignation Letter	172
9	Form of Compliance Certificate	173
10	Existing Security	174
11	Timetables	179
12	Form of Increase Confirmation	180

THIS AGREEMENT is made on 25 April 2013

BETWEEN

(1)	AVG TECHNOLOGIES N.V., a public company with limited liability (naamloze vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its statutory seat in Amsterdam and its principal place of business at Gatwickstraat 9-39, 1043GL in Amsterdam, the Netherlands and registered with the Chamber of Commerce of Amsterdam under number 52197204 (the “Company”);

(2)	THE ENTITIES listed in Part I of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(3)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Company, the “Original Guarantors”);

(4)	HSBC BANK PLC as mandated lead arranger (the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(6)	HSBC BANK PLC as agent of the other Finance Parties (the “Agent”); and

(7)	HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED as Security Agent for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means a commercial bank or trust company which:

(a)	has a rating of BBB or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or BAA2 or higher by Moody’s Investors Service Limited or a comparable rating from a nationally recognised credit rating agency for its long-term unsecured and non-credit enhanced debt obligations; or

(b)	has been approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 28 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Annual Financial Statements” means the audited consolidated Group balance sheet, cash flow and income statement for the most recent Financial Year of the Company prepared in accordance with GAAP.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“AVG Due Diligence” means the internal due diligence review conducted by the Company (or relevant member of the Group) to the extent such a review is documented.

“Availability Period” means:

(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the date falling five Business Days after the date of this Agreement; and

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the date falling one Month prior to the Termination Date for Facility B.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

other than, in relation to any proposed Utilisation under Facility B only, that Lender’s participation in any Facility B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means USD.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, in respect of a Facility B Loan, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is 3 Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Base Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:

(a)	in relation to LIBOR or the Koruna Reference Bank Rate, as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market; or

(b)	in relation to EURIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Base Reference Banks” means, in relation to LIBOR, the Koruna Reference Bank Rate and EURIBOR, the principal London offices of HSBC Bank plc, Barclays Bank plc and The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Company.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means any budget delivered to the Agent by the Company in accordance with Clause 20.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam and Prague and:

(a)	(in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of Euro) any TARGET Day.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit or other debt securities maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-l or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-l or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which (i) have a credit rating of either A-l or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-l or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 90 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents or any Security or Quasi-Security permitted under Clause 22.5.3 (Negative Pledge)).

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security, the proceeds of any Transaction Security and any other amounts or property which the Security Agent is required to hold on trust (to the extent such concept is recognised in the relevant jurisdiction) for the Secured Parties pursuant to the Finance Documents.

“Code” means United States Internal Revenue Code of 1986, as amended.

“Commitment” means a Facility A Commitment or Facility B Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non- confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Copyright” means such Intellectual Property consisting of copyright.

“CTA” means the Corporation Tax Act 2009.

“Cypriot Security Document” means a pledge over shares in the capital of AVG Ecommerce Cyprus Limited by AVG Netherlands B.V. as pledgor and the Security Agent as pledgee.

“Cyprus Obligor” means an Obligor incorporated under the law of the Republic of Cyprus.

“Cyprus Guarantor” means a Guarantor incorporated under the law of the Republic of Cyprus.

“Czech Obligor” means an Obligor incorporated under the law of the Czech Republic.

“Czech Guarantor” means a Guarantor incorporated under the law of the Czech Republic.

“Czech Security Documents” means the pledges of all the shares in AVG Technologies CZ, s.r.o. between AVG Technologies Holdings B.V. as pledgor and the Security Agent as pledgee and between AVG Technologies UK Limited as pledgor and the Security Agent as pledgee, the pledge of bank account receivables between AVG Technologies CZ, s.r.o. as pledgor and the Security Agent as pledgee and the pledge over certain moveable assets (all equipment, including its fixtures, fittings but excluding any vehicle fleet) (zástava movitých v•cí) between AVG Technologies CZ, s.r.o., as pledgor and the Security Agent as pledgee.

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek), as amended from time to time.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney, custodian, nominee or co-trustee appointed by the Security Agent.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Due Diligence” means the legal and financial due diligence conducted by an external advisor to the Company (or relevant member of the Group) and documented in a report addressed to and capable of being relied on by the Finance Parties.

“Dutch Annual Report” means the annual report of the Company delivered to the Amsterdam Chamber of Commerce, comprising reports of the management board, the supervisory board and audited annual Financial Statements prepared in accordance with IFRS.

“Dutch Guarantor” means any Guarantor incorporated, organised or formed in the Netherlands.

“Dutch Obligor” means any Obligor incorporated, organised or formed in the Netherlands.

“Dutch Security Documents” means:

(a)	a notarial deed of pledge over all the shares in the capital of AVG Technologies Holdings B.V. between the Company as pledgor and the Security Agent as pledgee dated on or around the date of this Agreement;

(b)	a notarial deed of pledge over all the shares in the capital of AVG Netherlands B.V. between AVG Technologies Holdings B.V. as pledgor and the Security Agent as pledgee dated on or around the date of this Agreement;

(c)	a notarial deed of pledge over all the shares in the capital of AVG Corporate Services B.V. between AVG Technologies Holdings B.V. as pledgor and the Security Agent as pledgee dated on or around the date of this Agreement;

(d)	a private deed of omnibus pledge over receivables in bank accounts and intercompany receivables between the Company as pledgor and the Security Agent as pledgee dated on or around the date of this Agreement;

(e)	a private deed of omnibus pledge over receivables in bank accounts and intercompany receivables between AVG Technologies Holdings B.V. as pledgor and the Security Agent as pledgee dated on or around the date of this Agreement;

(f)	a private deed of omnibus pledge over Copyrights, receivables in bank accounts and intercompany receivables between AVG Netherlands B.V. as pledgor and the Security Agent as pledgee dated on or around the date of this Agreement; and

(g)	a private deed of omnibus pledge over receivables in bank accounts and intercompany receivables by AVG Corporate Services B.V. as pledgor and the Security Agent as pledgee dated on or around the date of this Agreement.

“English Security Documents” means the charge over bank accounts dated on or around the date of this Agreement between AVG Technologies UK Limited (“AVG UK”), AVG Ecommerce CY Limited and the Security Agent (the “English Account Charge”) and the charge over the shares in AVG UK dated on or around the date of this Agreement between AVG Technologies Holdings B.V. and the Security Agent.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” means any person required to be aggregated with any Obligor under sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“EURIBOR” means, in relation to any Loan in Euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Base Reference Bank Rate,

as of the Specified Time on the Quotation Day for Euro and for a period comparable to the Interest Period of the relevant Loan and, if any such rate is below zero, EURIBOR will be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Credit Agreement” means the credit agreement dated 15 March 2011 between, amongst others, the Company and JPMorgan Chase Bank, N.A.

“Existing Financial Indebtedness” means the Financial Indebtedness outstanding under the Existing Credit Agreement.

“Facility” means Facility A or Facility B.

“Facility A” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” has the meaning give to it in Clause 7.1 (Repayment of Facility A Loan).

“Facility B” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Accordion option); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Accordion option), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(l)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)	in relation to a “withholdable payment” described in section 1473(l)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any changes in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA Payment” means the increase in a payment made by an Obligor to a Finance Party under Clause 13.9 (FATCA Deduction and gross-up by Obligor) or Clause 13.10.2 (FATCA Deduction by a Finance Party).

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Transaction Security Document and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Arranger, the Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Statements” means each set of financial statements or Annual Financial Statements as the context may require as are provided by the Company pursuant to clause 20.1 (Financial statements).

“Fraudulent Transfer Law” means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law.

“FSA” means the Dutch Financial Supervision Act (Wet op het financieel toezicht) and any rules promulgated thereunder, as amended from time to time.

“GAAP” means generally accepted accounting principles in the United States of America.

“Group” means the Company and its Subsidiaries for the time being.

“Gross Assets” means all the assets of a company except for Cash and goodwill.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 as endorsed by the European Union to the extent applicable to the relevant Financial Statements.

“Impaired Agent” means an Agent at any time when:

(a)	it has failed to make (or has notified a party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above;

(i)	its failure to pay is caused by

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Initial Utilisation Request” has the meaning given to that term in Clause 4.2 (Conditions Subsequent).

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, know how and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“ITA” means the Income Tax Act 2007.

“Koruna Reference Bank Rate” means, in relation to any Loan in Koruna, the Base Reference Bank Rate as of the Specified Time on the Quotation Day for Koruna and for a period comparable to the Interest Period of that Loan and, if any such rate is below zero, the Koruna Reference Bank Rate will be deemed to be zero.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase), Clause 2.3 (Accordion option) or Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage Threshold” means a Leverage ratio of 0.75:1 below the maximum ratio permitted at any time under Clause 21.3.2 (Financial Condition).

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Base Reference Bank Rate,

as of the Specified Time on the Quotation Day for the currency of that Loan and for a period comparable to the Interest Period of that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan or a Facility B Loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3% of the Total Commitments immediately prior to the reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means:

(a)	in relation to any Loan, 2.50 per cent per annum;

but if:

(b)	no Event of Default has occurred and is continuing; and

(c)	the date falling six months from the date of this Agreement has occurred,

then the Margin for each Loan will be the percentage per annum set out below in the column opposite the range equivalent to the Leverage in respect of the most recently completed Relevant Period:

Leverage	Margin % p.a.
Greater than 2.0:1.0	3.25
Less than or equal to 2.0:1.0 but greater than 1.5:1.0	3.00
Less than or equal to 1.5:1.0 but greater than 1.0:1.0	2.75
Less than or equal to 1.0:1.0	2.50

however:

(i)	any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is 5 Business Days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 20.2 (Compliance Certificate);

(ii)	if, following receipt by the Agent of the Compliance Certificate related to the relevant Annual Financial Statements, that Compliance Certificate does not confirm the basis for a reduced Margin, then Clause 9.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised ratio of Leverage calculated using the figures in that Compliance Certificate;

(iii)	while an Event of Default is continuing, the Margin for each Loan shall be the highest percentage per annum set out above for a Loan; and

(iv)	for the purpose of determining the Margin, Leverage and Relevant Period shall be determined in accordance with Clause 21.1 (Financial definitions).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations or financial condition of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its payment obligations under the Finance Documents, its obligations under Clause 20 (Information Undertakings) or its obligations under Clause 21 (Financial Covenants); or

(c)	subject to any general principles of law which are specifically referred to in any legal opinion delivered pursuant to clause 4 (Conditions of Utilisation) or Clause 29 (Changes of the Obligors), the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of the Finance Documents; or

(d)	the rights or remedies of the Finance Parties under any of the Finance Documents.

“Material Subsidiary” means each:

(a)	Obligor;

(b)	wholly-owned member of the Group that holds shares in an Obligor; and

(c)	Subsidiary of the Company whose aggregate Gross Assets, aggregate EBITDA or aggregate revenue (calculated on an unconsolidated basis and excluding any intra-Group items) represents 5 per cent or more of the consolidated Gross Assets, consolidated EBITDA or consolidated revenue respectively of the Company.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means a “multiemployer plan” as defined in section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Obligor or any ERISA Affiliate or with respect to which any Obligor or any ERISA Affiliate is reasonably likely to incur any liability.

“Net Profit” means the consolidated net income under GAAP (excluding the results from discontinued operations) but before taking into account any Exceptional Items (after tax).

“New Lender” has the meaning given to that term in Clause 24 (Changes to the Lenders)

“Obligor” means a Borrower or a Guarantor.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)	in relation to the Company, the audited consolidated financial statements of the Company for the Financial Year ended 31 December 2012 as included as an exhibit with the Company’s annual report on Form 20-F as filed with the US Securities & Exchange Commission; and

(b)	in respect of each Original Obligor other than the Company, to the extent such statements are required to be or are customarily prepared, its unaudited or, to the extent required under local applicable laws and regulations, audited financial statements for its financial year ended 31 December 2012.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes a Party as a Borrower or a Guarantor (as the case may be).

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Original Security Documents” means each of the:

(a)	Cypriot Security Document;

(b)	Czech Security Documents;

(c)	Dutch Security Documents;

(d)	English Security Documents; and

(e)	US Security Documents.

“Parallel Debt” has the meaning ascribed to it in Clause 25.3.

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Acquisition” means:

(a)	an acquisition of shares by a member of the Group in another member of the Group which constitutes a Permitted Transaction;

(b)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a disposal permitted under Clause 22.6.2 (Disposals);

(c)	an acquisition of debt securities which are Cash Equivalent Investments;

(d)	the incorporation of a company with limited liability which on incorporation becomes a member of the Group, subject to the operation of Clause 28.4 (Additional Guarantors);

(e)	an acquisition of (A) all of the issued share capital of a limited liability company or (B) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern, but only if:

(i)	no Event of Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(ii)	the acquired company, business or undertaking is engaged in information technology business;

(iii)	the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition (when aggregated with the consideration (including associated costs and expenses) for any other Permitted Acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in any such acquired companies or businesses at the time of acquisition (the “Total Purchase Price”)) does not in any Financial Year exceed $75,000,000, or its equivalent;

(iv)	the Company has delivered to the Agent (in sufficient copies for all the Lenders) calculations (taking the acquisition into account as if completed) in detail satisfactory to the Lenders showing that, as a result of the acquisition, the Company will, for the twelve Month period following the date of acquisition (i) remain in compliance with is obligations under Clause 21.3 (Financial condition) and (ii) (for any acquisition where the higher of the market value or consideration payable for the target company or business is greater than or equal to $50,000,000) not exceed the Leverage Threshold; and

(v)	the Company must deliver to the Agent (in sufficient copies for all the Lenders) copies of the following reports:

•	should the consideration payable for the target company or business be less than $15,000,000, the AVG Due Diligence on the target company or business; and

•	should the consideration payable for the target company or business be greater than or equal to $15,000,000, the Due Diligence on the target company or business.

(f)	the purchase by the Company of common shares or common share options in the share capital of the Company from present or former officers or employees of any member of the Group on the death, disability or termination of employment of such officer or employee provided that the aggregate value of such purchases does not exceed US$5,000,000 in any twelve month period; and

(g)	any other acquisition approved with the prior written consent of the Majority Lenders.

“Permitted Distribution” means:

(a)	the declaration, making or payment of any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of the share capital of any member of the Group (or in any class of its share capital);

(b)	the redemption, repurchase, defeasement, retirement or repayment of any of the share capital of any member of the Group;

but in the case of distributions made by the Company provided that:

(i)	the Company has sufficient available funds after payment of Debt Service during any quarter of the Group’s current Financial Year to make the payments under paragraphs (a) and (b); and

(ii)	the amount of such payments by the Company under paragraphs (a) and/or (b) above is an amount equal to or less than 50 per cent, of the aggregate of the Group’s Net Profit included in the Original Financial Statements and of the Group’s Net Profit of subsequent completed financial quarters; and

subject to, in each case:

(iii)	the Agent having received projections to its reasonable satisfaction showing that, after making the payments under paragraphs (a) and/or (b) above, the Company will be in compliance with the provisions of Clause 21.3 (Financial condition) for the twelve Month period following such payments;

(c)	any other distribution made pursuant to a Permitted Transaction; and

(d)	any other distribution approved with the prior written consent of the Majority Lenders.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of Utilisations made in Optional Currencies, but not a foreign exchange transaction for investment or speculative purposes;

(b)	arising under the Finance Documents;

(c)	arising under a Permitted Loan, a Permitted Guarantee, a Permitted Acquisition or a Permitted Transaction;

(d)	of any person acquired by a member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(e)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed $7,500,000 (or its equivalent in other currencies) at any time;

(f)	on or prior to the Utilisation Date for the Facility A Loan, the Existing Financial Indebtedness;

(g)	any Financial Indebtedness under a guarantee facility made available by HSBC Bank plc to AVG Technologies C.Z., s.r.o. in an amount of up to $5,000,000 for general corporate purposes;

(h)	any Financial Indebtedness arising under a declaration of joint and several liability used for the purpose of section 2:403 of the DCC (and any residual liability under such declaration arising pursuant to section 2:404(2) of the DCC) or any statement or other arrangement with a comparable purpose under any other law than Dutch law;

(i)	not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed $10,000,000 (or its equivalent) in aggregate for the Group at any time; and

(j)	any other Financial Indebtedness approved with the prior written consent of the Majority Lenders.

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(c)	any guarantee permitted under Clause 22.8 (Financial Indebtedness);

(d)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to Clause 22.5.3 (Negative Pledge);

(e)	any guarantee given in relation to a Permitted Transaction;

(f)	any payment guarantee, warranty or indemnity given in the ordinary course of business and which payment guarantee, warranty or indemnity is in a customary form and subject to customary limitations;

(g)	any guarantee of Financial Indebtedness not mentioned in paragraphs (a) to (f) above which, when aggregated with the amount of Financial Indebtedness outstanding under any loan permitted pursuant to paragraph (e) of the definition of Permitted Loan, does not exceed $10,000,000 (or its equivalent) at any time;

(h)	any liability arising by operation of law as a result of the existence of a fiscal unity (fiscale eenheid) of which a Dutch Obligor is a member; and

(i)	any other guarantee approved with the prior written consent of the Majority Lenders.

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (e) of that definition);

(c)	a loan made by an Obligor to another Obligor or made by a member of the Group which is not an Obligor to another member of the Group;

(d)	any loan made by a member of the Group pursuant to a Permitted Transaction;

(e)	any other loan not already included in this definition made by an Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of the Financial Indebtedness for all Obligors under any such loans does not exceed $10,000,000 (or its equivalent) at any time;

(f)	any other loan not already included in this definition (other than a loan made by a member of the Group to another member of the Group) so long as the aggregate amount of the Financial

Indebtedness under any such loans, when aggregated with the amount of Financial Indebtedness guaranteed pursuant to paragraph (e) of the definition of Permitted Guarantee, does not exceed $10,000,000 (or its equivalent) at any time; and

(g)	any other loan approved with the prior written consent of the Majority Lenders.

“Permitted Reorganisation” means:

(a)	a solvent liquidation, amalgamation, demerger, merger, reorganisation, corporate reconstruction or cessation of activities of any member of the Group, including but not limited to:

(i)	the proposed merger of AVG Technologies GER GmbH and TuneUp Software GmbH;

(ii)	the closure, cessation of activities and liquidation of TuneUp Corporation (being a company incorporated in the United States of America under the laws of the state of Florida);

(iii)	the closure, cessation of activities and liquidation of AVG Technologies HK Ltd (being a company incorporated in Hong Kong);

(iv)	the closure, cessation of activities and liquidation of AVG (Beijing) Internet Security Technologies Company Ltd. (being a company incorporated in the People’s Republic of China);

(v)	the closure, cessation of activities and liquidation of AVG Technologies FRA. SAS (being a company incorporated in France);

(vi)	the closure, cessation of activities and liquidation of AVG Ecommerce CY Limited (being a company incorporated in Cyprus);

provided that if the member of the Group which is subject to the solvent liquidation, amalgamation, demerger, merger, reorganisation, corporate reconstruction or cessation of activities is an Obligor, sufficient additional Transaction Security is obtained from the remaining Obligors or any Additional Guarantors under Clause 28.4 (Additional Guarantors) such that there will be no material adverse impact on the value of the Transaction Security and no breach of the Company’s obligations under Clause 22.14 (Guarantors);

(b)	the “Blue Star” transaction comprising the transfer of certain Intellectual Property and related assets by AVG Mobile Technologies Ltd. to AVG Netherlands B.V. with effective date 1 April 2013;

(c)	the “Orange Flash” transaction comprising the merger of AVG Netherlands B.V. and the entity formerly incorporated as GAVT CZ a.s. under the identification number 248 50 438, and the transfer of certain Intellectual Property and related assets by GAVT CZ a.s. to AVG Netherlands B.V. as completed prior to the date of this Agreement; and

(d)	any other amalgamation, demerger, merger, reorganisation or corporate reconstruction approved with the prior written consent of the Majority Lenders.

“Permitted Transaction” means:

(a)	the share exchange transaction comprising:

(i)	the sale and/or contribution and transfer of shares held by Mr. Christophe Laumann and Mr. Tibor Schiemann (collectively a 10% shareholding) and shares held by CLTS Beteiligungs GmbH (a 10% shareholding) in AVG Technologies GER, GmbH (partially or fully) in exchange for shares issued to those persons by AVG Technologies Holdings B.V. and AVG Technologies N.V.;

(ii)	a subsequent exchange of shares issued to those certain persons mentioned above in AVG Technologies Holdings B.V. for further shares in AVG Technologies N.V. (being 169,911 shares subscribed in total collectively by Christophe Laumann and Mr. Tibor Schiemann and 377,200 shares subscribed in total by CLTS Beteiligungs GmbH);

(iii)	the pledging of certain of the shares to be issued by AVG Technologies N.V. under (ii) above in favour of AVG Technologies N.V.; and

(iv)	the transfer of certain of those shares to be issued by AVG Technologies N.V. under (ii) above to AVG Technologies N.V.;

(b)	any transfer of the interest in Scene, LLC held by the Company pursuant to a put option as exercised by Scene, LLC under the unit purchase agreement between the Company and Scene, LLC against a consideration of USD 9,750,000 increased with tax distribution owed by Scene, LLC to the Company;

(c)	any distribution of the Company’s interest against a total aggregate consideration of USD 3,000,000 pursuant to any agreements entered into between the Company and Dell Financial Services L.L.C.;

(d)	a Permitted Reorganisation;

(e)	subject to the Company providing written information to the Lenders (i) as soon as reasonably practicable upon receipt by it of an exercise notice from any option holder to receive a cash compensation which alone is equal to or exceeds USD 2,000,000 and in any event prior to making any such cash compensation payment; (ii) as soon as reasonably practicable upon receipt by it of such exercise notice from any option holder to receive a cash compensation which cash compensation payment would cause any such cash compensation payments in the same quarter to equal or exceed an aggregate value of USD 3,000,000 and in any event prior to making such cash compensation causing this threshold to be met or exceeded; or (iii) any other cash compensation payments with each quarterly Compliance Certificate provided pursuant to Clause 20.2.1

(Compliance Certificate) in respect of the cash compensation payments of that quarter, any cash compensation payments under the Company’s current option plan as the same may be amended from time to time up to an aggregate value of $30,000,000. The written information referred to above must contain calculations (taking into account the payments as if made) in detail satisfactory to the Lenders showing that, as a result of the payments, the Company will remain in compliance with its obligations under Clause 21.3 (Financial condition) for the twelve Month period following the date of such payments; and

(f)	any other transaction approved with the prior written consent of the Majority Lenders.

“Plan” means an employee benefit plan (as defined in section 3(3) of ERISA) which is subject to Title IV of ERISA which any US Obligor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any US Obligor may incur liability.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is Euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) 2 Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repayment Instalment” has the meaning given to it in Clause 7.1 (Repayment of Facility A Loan).

“Repeating Representations” means each of the representations set out in Clause 19.1 (Status) to Clause 19.7 (Sanctions), Clause 19.10 (No default), Clause 19.12.4 (Financial Statements) and Clause 19.13 (Intellectual Property) to Clause 19.15 (Centre of main interests and establishments) and Clause 19.17 (No proceedings pending or threatened).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Rollover Loan” means one or more Facility B Loans:

(a)	made or to be made on the same day that a maturing Facility B Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Facility B Loan;

(c)	in the same currency as the maturing Facility B Loan (unless it arose as a result of the operation of Clause 6.1 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Facility B Loan.

“Sanctions” means the sanctions administered by OFAC, the U.S. Department of State (including, but not limited to, conduct sanctionable under the Iran Sanctions Act or the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010) or any other U.S. government entity, or any equivalent sanctions or measures imposed by the United Nations, the European Union, any member state of the European Union, Switzerland, Singapore and Hong Kong or any jurisdiction in which a Lender is located.

“Screen Rate” means:

(a)	in relation to LIBOR, the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on the appropriate page (being, as at the date of this Agreement, Reuters screen page LIBOR01 or LIBOR02); and

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on the appropriate page (being, as at the date of this Agreement, Reuters screen page EURIBOR01), and in either case on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Secured Parties” means each Finance Party from time to time party to this Agreement, any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Provider” means each of the Original Obligors and, to the extent applicable, each of the Additional Obligors.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods) in relation to a Facility A Loan.

“Separate Loan” has the meaning given to that term in Clause 7.2 (Repayment of Facility B Loans).

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Swiss Bank Account” means any bank account held by any Obligor, including, but not limited to, AVG Ecommerce CY Limited, with a Swiss financial institution, including, but not limited to the accounts with account numbers CH38 0027 3273 1037 7460 D and CH97 0027 3273 1037 7461 F.

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means:

(a)	in relation to Facility A, the date falling six Months after the date of this Agreement; and

(b)	in relation to Facility B, the date falling three years after the date of this Agreement.

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being $75,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being $25,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being $50,000,000 at the date of this Agreement.

“Transaction Security” means the Security created or expressed to be created by the Security Providers in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the Original Security Documents together with any other document entered into by any Security Provider creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents substantially in the form as the relevant equivalent Original Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Bankruptcy Law” means the United States Bankruptcy Code or any other United States Federal or State bankruptcy, insolvency or similar law.

“US Obligor” means any Obligor incorporated, organised or formed under the laws of the United States of America or any State of the United States of America (including the District of Columbia).

“US Security Document” means (a) the security and pledge agreement among AVG Technologies USA, Inc., AVG Technologies Holdings B.V. and the Security Agent and (b) the deposit account control agreement among TD Bank, N.A., AVG Technologies USA, Inc. and the Security Agent.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	and any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

1.2.1.1	the “Agent”, the “Security Agent”, the “Arranger”, any “Finance Party”, any “Secured Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

1.2.1.2	“assets” includes present and future properties, revenues and rights of every description;

1.2.1.3	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

1.2.1.4	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.1.5	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

1.2.1.6	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.1.7	In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	an “authorisation”, where applicable, includes without limitation:

(i)	(i) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	(ii) obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)	a “director” means a managing director (bestuurder) and “board of directors” means its managing board (bestuur);

(c)

a “security interest” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie) or right to reclaim goods (recht van reclame) and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht) or any other agreement or arrangement (whether under Dutch law or any other law) having a similar effect;

(d)	“gross negligence” means grove schuld and “wilful misconduct” means opzet;

(e)

(i)	a “winding-up”, “administration” or “dissolution” (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)	a “moratorium” includes surseance van betaling and “granted a moratorium” includes surseance verleend;

(iii)	any “step taken” in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(iv)	a “trustee in bankruptcy” includes a curator,

(v)	an “administrator” includes a bewindvoerder; and

(vi)	“attaching” or “taking possession of” (and any of those terms) includes beslag leggen;

1.2.1.8	In this Agreement, where it relates to a Czech Obligor, a reference to:

(a)	“Security” includes zástavní právo, zadrzovací právo, p•evod finan•ního kolaterálu, zajis•ovací p•evod práva and zajis•ovací postoupení pohledávky;

(b)	“financial assistance” means any act contemplated by:

(i)	(for a spole•nost s ru•enim omezenym) Sections 120a and 120b of the Czech Commercial Code; and

(ii)	(for an akciová spole•nost) Sections 161e, 161f and 161g of the Czech Commercial Code;

(c)	a “bankruptcy” or “insolvency” includes insolven•ní•zení, konkurz, reorganizace and oddluzeni;

(d)	being “insolvent” includes being v úpadku, p•edluzeny and/or platebn• neschopnÿ;

(e)	an “expropriation, attachment, sequestration, distress or execution” includes vyvlastn•ni, exekuce and vykon rozhodnuti;

(f)	“winding up, administration or dissolution” includes likvidace, zruseni s likvidaci and zruseni bez likvidace bez právního nástupce;

(g)	a “receiver, administrator, administrative receiver, compulsory manager, liquidator or similar officer” includes likvidátor, insolven•ni správce (“including predb•zny správce, zástupce insolven•ního správce, odd•leny insolven•ni správce and zvlástní insolven•ni správce), správce podniku and soudni exekutor or soudní vykonavatel;

(h)	a “moratorium” includes moratorium;

(i)	“shares”, when used in relation

(i)	to a Czech limited liability company (spole•nost s ru•enim omezenym), includes any participation interest (obchodni podil) in the respective Czech limited liability company;

(ii)	to a Czech joint stock company (akciová spole•nost), includes any shares (akcie) in the respective Czech joint stock company;

(j)	“constitutional documents” includes spole•enskou smlouvu, zakladatelskou listinu, zakladatelskou smlouvu and/or stanovy;

(k)	“Czech Commercial Code” means Act No, 513/1991, the Commercial Code, as amended;

(I)	“control” has the meaning ascribed to it in Section 66a of the Czech Commercial Code; and

(m)	“director” means jednatel of the limited liability company.

1.2.1.9	a provision of law is a reference to that provision as amended or re-enacted; and

1.2.1.10	a time of day is a reference to London time.

1.2.2	Section, clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America, “£”, “GBP” and “Sterling” denote the lawful currency of the United Kingdom, “K•”, “CZK” and “Koruna” denote the lawful currency of the Czech Republic, and “€”, “EUR” and “Euro” denote the single currency of the Participating Member States.

1.4	Third Party Rights

1.4.1	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Patties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.4.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

2.1.1	a USD only term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

2.1.2	a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.2	Increase

2.2.1	The Company may by giving prior notice to the Agent by no later than the date falling 10 Business Days after the effective date of a cancellation of:

2.2.1.1	the Available Commitments of a Defaulting Lender in accordance with Clause 8.8.7 (Right of cancellation in relation to a Defaulting Lender); or

2.2.1.2	the Commitments of a Lender in accordance with Clause 8.1 (Illegality),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

2.2.1.3	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”)

selected by the Company (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

2.2.1.4	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

2.2.1.5	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

2.2.1.6	the Commitments of the other Lenders shall continue in full force and effect; and

2.2.1.7	any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in Clause 2.2.2 are satisfied.

2.2.2	An increase in the Commitments relating to a Facility will only be effective on:

2.2.2.1	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

2.2.2.2	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

2.2.3	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

2.2.4	The Company shall, promptly on demand, pay the Agent the amount of all properly documented third party costs and expenses (including legal fees pre-agreed by the Company) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

2.2.5	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 27.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 27.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

2.2.6	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this clause.

2.2.7	Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that clause to:

2.2.7.1	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

2.2.7.2	the “New Lender” were references to that “Increase Lender”; and

2.2.7.3	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Accordion option

2.3.1	At any time during the Availability Period for Facility B, the Company may give a written notice (the “New Commitments Notice”) to the Agent that it wishes to increase the Total Facility B Commitments (and the Total Commitments). Subject to compliance with Clause 2.3.13, the New Commitments Notice must specify the amount in the Base Currency by which the Total Facility B Commitments (and the Total Commitments) are to be increased and the date on which the Company wishes such increase to take effect (the amount of such increase being the “New Commitments”).

2.3.2	On receipt of any New Commitments Notice, the Agent shall promptly notify the Lenders (the “Agent Notification”). The Agent shall, after consultation with the Lenders and no later than 5 Business Days from the date of the Agent Notification, inform the Company and the Lenders whether or not the Company’s request for the New Commitments is accepted (such acceptance of the requested New Commitments being the “Agent Acceptance”).

2.3.3	From the date of the Agent Acceptance, the Agent or any Lender shall have up to 5 Business Days to request such further information from the Company as that Finance Party may reasonably require. The Company shall provide such further information, as reasonably requested, to the Agent or the requesting Lender within 5 Business Days of receiving such request.

2.3.4	The New Commitments shall be subject to:

2.3.4.1	those Lenders which agree to participate in the New Commitments and the Company agreeing the arrangement fees to be applied to the New Commitments (the “New Commitments Arrangement Fees”);

2.3.4.2	no Default continuing on each of:

(a)	the date of the New Commitments Notice; and

(b)	the date of the New Commitments becoming available to the Borrowers;

2.3.4.3	such conditions precedent as each relevant Lender shall require (in its discretion) (other than the payment of any fees other than New Commitments Arrangement Fees); and

2.3.4.4	each applicable Lender obtaining credit committee approval.

2.3.5	Following the Agent Acceptance, the opportunity to provide the New Commitments shall:

2.3.5.1	firstly, be offered to the Lenders on a pro-rata basis in accordance with their existing Commitments and each Lender shall have 20 Business Days from the date on which the Lender has received the Agent Acceptance (the “Acceptance Period”) to confirm to the Agent whether it wishes to provide its proportion of the New Commitments and the amount of the proposed New Commitments Arrangement Fees;

2.3.5.2	in the event that any Lender notifies the Agent that it does not wish to provide its full proportion of any New Commitments (or a Lender has failed to notify the Agent within the Acceptance Period that it wishes to provide its full proportion of the New Commitments) (such declined proportion of any New Commitments being “Declined New Commitments”) the amount of such Declined New Commitments shall be offered to the Lenders who have agreed to provide their proportion of the New Commitments on a pro-rata basis or as otherwise agreed between those Lenders; and

2.3.5.3	if one or more Lenders (as the case may be) do not agree to provide the New Commitments (or as the case may be, the Declined New Commitments) offered to them (in full or in part) (the aggregate amount of the Declined New Commitments not taken up by any Lender being a “New Commitments Shortfall”), then (subject to Clause 2.3.6) the Company may offer other parties the opportunity to provide the New Commitments in an amount equal to the New Commitments Shortfall.

2.3.6	If, following compliance with Clause 2.3.5 above, there is a New Commitments Shortfall, then the New Commitments Shortfall may be offered by the Company (in full or in part) (the “Offered New Commitments”) to any bank, financial institution, trust, fund or other entity (which is not a member of the Group and would be entitled to become a Lender under the terms of this Agreement) that is not a Lender (a “New Commitments Lender”).

2.3.7	Should the arrangement fee agreed between the Company and a New Commitments Lender be higher than the New Commitments

Arrangement Fees, the existing Lenders shall have the right to provide the Offered New Commitments (on a pro-rata basis in accordance with the aggregate of their existing Commitments and any New Commitments they have previously agreed to provide in accordance with Clause 2.3.5 above) in place of such New Commitments Lender for an arrangement fee equal to that offered to such New Commitments Lender.

2.3.8	Subject to Clause 2.3.7 above, any New Commitments Lender may provide the Offered New Commitments to a Borrower, provided that:

2.3.8.1	the New Commitments Lender shall become a Lender by complying with Clause 2.3.9; and

2.3.8.2	the Offered New Commitments shall take effect on the date specified by the Company in the New Commitments Notice or any later date on which the conditions set out in Clause 2.3.9 below are satisfied;

2.3.9	A New Commitments Lender shall become a Lender under this Agreement, upon:

2.3.9.1	the execution by the Agent of a New Commitments Accession Letter from the relevant New Commitments Lender; and

2.3.9.2	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the New Commitments by that New Commitments Lender, the completion of which the Agent shall promptly notify to the Company and the New Commitments Lender.

2.3.10	Each New Commitments Lender, by executing the New Commitments Accession Letter, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

2.3.11	The Company shall, on the date upon which the New Commitments take effect, pay to the Agent (for its own account) a fee of $2,500 and the Company shall promptly on demand pay the Agent the amount of all properly documented third party costs and expenses (including legal fees pre-agreed by the Company) reasonably incurred by it in connection with the New Commitments.

2.3.12	The terms applicable to the New Commitments (including, for the avoidance of doubt, the Margin) (other than the arrangement fees) shall be as set out in this Agreement.

2.3.13	The maximum amount by which the Total Commitments may be increased is $50,000,000 in aggregate.

2.3.14	The Agent shall notify all parties of:

2.3.14.1	the date on which it is proposed that the New Commitments shall become effective;

2.3.14.2	the amount of the New Commitments being made available by each Lender and New Commitments Lender (if any) under Clauses 2.3.1 to 2.3.6 of this Agreement; and

2.3.14.3	the identity of any New Commitments Lender.

2.3.15	On the date of the New Commitments becoming effective:

2.3.15.1	in the case of a person providing a New Commitment which is already a Lender, its Commitment shall be increased by the amount of the New Commitments which it has agreed to provide under Clauses 2.3.1 to 2.3.7 of this Agreement; and

2.3.15.2	in the case of a person providing a New Commitment which is not already a Lender, it shall become a Lender with a Commitment equal to the relevant New Commitments which it has agreed to provide under Clause 2.3.6 of this Agreement.

2.3.16	The Company may deliver no more than 4 New Commitments Notices to the Agent during the Availability Period for Facility B.

2.3.17	Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to a New Commitments Lender as if references in that Clause to:

2.3.17.1	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

2.3.17.2	the “New Lender” were references to that “New Commitments Lender”; and

2.3.17.3	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.4	Finance Parties’ rights and obligations

2.4.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.4.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.4.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

3.1.1	Each Borrower shall apply all amounts borrowed by it under Facility A towards repayment of the Existing Financial Indebtedness.

3.1.2	Each Borrower shall apply all amounts borrowed by it under Facility B towards repayment of the Existing Financial Indebtedness and thereafter, towards the general corporate and working capital purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

4.1.1	No Borrower may deliver a Utilisation Request in respect of Facility A and/or Facility B (the “Initial Utilisation Request”) unless the Agent has received all of the documents and other evidence listed in Part I and Part II of Schedule 2 (Conditions Precedent and Conditions Subsequent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.1.2	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 4.1.1, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Conditions subsequent

4.2.1	No Borrower may deliver a subsequent Utilisation Request following the Initial Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent and Conditions Subsequent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2.2	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 4.2.1, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.3	Further conditions precedent

4.3.1	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.3.1.1	in the case of a Rollover Loan, no Event of Default is

continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

4.3.1.2	the Repeating Representations to be made by each Obligor are true in all material respects.

4.4	Conditions relating to Optional Currencies

4.4.1	A currency will constitute an Optional Currency in relation to a Facility B Loan if:

4.4.1.1	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Facility B Loan; and

4.4.1.2	it is Euro, Sterling or Koruna or it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Facility B Loan.

4.4.2	If the Agent has received a written request from the Company for a currency to be approved under Clause 4.4.1.2, the Agent will confirm to the Company by the Specified Time:

4.4.2.1	whether or not the Lenders have granted their approval; and

4.4.2.2	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.5	Maximum number of Loans

4.5.1	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

4.5.1.1	2 or more Facility A Loans would be outstanding; or

4.5.1.2	11or more Facility B Loans would be outstanding.

4.5.2	Any Loan made by a single Lender under Clause 6.1 (Unavailability of a currency) shall not be taken into account in this Clause 4.5.

4.5.3	Any Separate Loan shall not be taken into account in this Clause 4.5.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

5.2.1.1	it identifies the Facility to be utilised;

5.2.1.2	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

5.2.1.3	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

5.2.1.4	the proposed Interest Period complies with Clause 10 (Interest Periods).

5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be, for a Facility A Loan, the Base Currency or, for a Facility B Loan, the Base Currency or an Optional Currency.

5.3.2	The amount of the proposed Loan must be:

5.3.2.1	if the currency selected is the Base Currency, a minimum of $1,000,000 for Facility A and $1,000,000 for Facility B or in either case, if less, the Available Facility; or

5.3.2.2	if the currency selected is an Optional Currency, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to Clause 4.4.2.2 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

5.3.2.3	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, and subject to Clause 7.2 (Repayment of Facility B Loan), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan and, in the case of Facility B Loan and if different, the amount of that participation to be made available in accordance with Clause 32.1 (Payments to the Agent), in each case by the Specified Time.

5.5	Cancellation of Commitment

5.5.1	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

5.5.2	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on its behalf) shall select the currency of a Facility B Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

6.2.1	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

6.2.2	a Lender notifies the Agent that compliance with its obligation to participate in a Facility B Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Facility B Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Each Lender’s participation in a Loan will be determined in accordance with Clause 5.4.2 (Lenders’ participation).

7.	REPAYMENT

7.1	Repayment of Facility A Loan

7.1.1	The Borrowers under Facility A shall repay the aggregate Facility A Loan in instalments by repaying on each Facility A Repayment Date an amount which reduces the Base Currency Amount of the outstanding aggregate Facility A Loan by an amount equal to the relevant percentage of all the Facility A Loans borrowed by the Borrowers as at the close of business in London on the last day of the Availability Period in relation to Facility A as set out in the table below:

Facility A Repayment Date	Repayment Instalment
The date falling one Month after the date of this Agreement:	16.667%
The date falling two Months after the date of this Agreement:	16.667%

The date falling three Months after the date of this Agreement:	16.667%
The date falling four Months after the date of this Agreement:	16.667%
The date falling five Months after the date of this Agreement:	16.667%
The Termination Date for Facility A:	All amounts outstanding under Facility A.

7.1.2	No Borrower may reborrow any part of Facility A which is repaid.

7.2	Repayment of Facility B Loans

7.2.1	Subject to Clause 7.2.3, each Borrower which has drawn a Facility B Loan shall repay that Loan on the last day of its Interest Period.

7.2.2	Without prejudice to each Borrower’s obligation under Clause 7.2.1, if:

7.2.2.1	one or more Facility B Loans are to be made available to a Borrower:

(a)	on the same day that a maturing Facility B Loan is due to be repaid by that Borrower;

(b)	in the same currency as the maturing Facility B Loan (unless it arose as a result of the operation of Clause 6.1 (Unavailability of a currency)); and

(c)	in whole or in part for the purpose of refinancing the maturing Facility B Loan; and

7.2.2.2	the proportion borne by each Lender’s participation in the maturing Facility B Loan to the amount of that maturing Facility B Loan is the same as the proportion borne by that Lender’s participation in the new Facility B Loans to the aggregate amount of those new Facility B Loans, the aggregate amount of the new Facility B Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Facility B Loan so that:

7.2.2.3	if the amount of the maturing Facility B Loan exceeds the aggregate amount of the new Facility B Loans:

(a)	the relevant Borrower will only be required to make a payment under Clause 32.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(b)	each Lender’s participation in the new Facility B Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of the Lender’s participation in the maturing Facility B Loan and that Lender will not be required to make a payment under Clause 32.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans; and

7.2.2.4	if the amount of the maturing Facility B Loan is equal to or less than the aggregate amount of the new Facility B Loans:

(a)	the relevant Borrower will not be required to make a payment under Clause 32.1 (Payments to the Agent): and

(b)	each lender will be required to make a payment under Clause 32.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans only to the extent that its participation in the new Facility B Loans exceeds that Lender’s participation in the maturing Facility B Loan and the remainder of that Lender’s participation in the new Facility B Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Facility B Loan.

7.2.3	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Facility B Loans then outstanding will be automatically extended to the last day of the Availability Period in relation to Facility B and will be treated as separate Facility B Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

7.2.4	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving 5 Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this Clause 7.2.4 to the Defaulting Lender concerned as soon as practicable on receipt.

7.2.5	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of the Defaulting Lender) on the last day of each Interest Period of that Loan.

7.2.6	The terms of this Agreement relating to Facility B Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with Clauses 7.2.3 to 7.2.5, in which case those clauses shall prevail in respect of any Separate Loan.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

8.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

8.1.2	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

8.1.3	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

8.2.1	If any person or group of persons acting in concert gains control of the Company:

8.2.1.1	the Company shall promptly notify the Agent upon becoming aware of that event;

8.2.1.2	if a Lender so requires and notifies the Agent within 30 days of the Company notifying the Agent of the event, the Agent shall, by not less than 5 days notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

8.2.2	For the purpose of Clause 8.2.1,“control” of the Company means:

8.2.2.1	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(a)	cast, or control the casting of, more than 35 per cent of the maximum number of votes that might be cast at a general meeting of the Company; or

(b)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(c)	give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the Company are obliged to comply; and/or

8.2.2.2	the holding beneficially of more than 35 per cent of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and/or

8.2.2.3	to the extent applicable, the threshold of having the disposal of 30 per cent of voting rights in the general meeting of the Company under the Dutch mandatory offer rules and regulations is satisfied;

8.2.3	For the purpose of this Clause 8.2, “shares” (aandelen) and “voting rights” (stemmen) have the meanings given to them in section 5:33 of the Dutch FSA and “having the disposal” (beschikken over) includes such manners of disposal or deemed disposal of voting rights as given to it in section 5:45 FSA.

8.2.4	For the purpose of Clause 8.2.1, “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares or through obtaining directly or indirectly voting rights in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.

8.3	Disposal and insurance proceeds

8.3.1	For the purposes of this Clause 8.3 (Disposal and insurance proceeds):

8.3.1.1	“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (other than a disposal of an Obligor) (whether by a voluntary or involuntary single transaction or series of transactions).

8.3.1.2	“Disposal Proceeds” means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(a)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(b)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

8.3.1.3	“Excluded Disposal Proceeds” means any proceeds of a Disposal permitted under Clauses 22.6.2.1 to 22.6.2.7 inclusive (Disposals).

8.3.1.4	“Excluded Insurance Proceeds” means any proceeds of an insurance claim which the Company notifies the Agent are, or are to be, applied:

(a)	to meet a third party claim;

(b)	to cover operating losses in respect of which the relevant insurance claim was made; or

(c)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within six Months, or such longer period as the Majority Lenders may agree) after receipt.

8.3.1.5	“Insurance Proceeds” means the proceeds of any insurance claim under any insurance maintained by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

8.3.2	The Company shall ensure that the Borrowers prepay Utilisations, and cancel Available Commitments, in amounts equal to the following amounts at the times and in the order of application contemplated by Clause 8.4 (Application of mandatory prepayments and cancellations):

8.3.2.1	the amount of any Disposal Proceeds, should such Disposal Proceeds exceed $5,000,000 in respect of a single Disposal or $15,000,000 when aggregated with all Disposal Proceeds received by members of the Group during the previous 12- month period; and

8.3.2.2	the amount of any Insurance Proceeds, should such Insurance Proceeds exceed $5,000,000 when aggregated with all Insurance Proceeds received by members of the Group during the previous 12-month period.

8.4	Application of mandatory prepayments and cancellations

8.4.1	A prepayment of Utilisations or cancellation of Available Commitments made under Clause 8.3 (Disposal and insurance proceeds) shall be applied in the following order:

8.4.1.1	first, in prepayment of the Facility A Loan as contemplated in Clauses 8.4.2 to 8.4.5 inclusive;

8.4.1.2	secondly, in cancellation of Available Commitments under Facility B (and the Available Commitment of the Lenders under Facility B will be cancelled rateably);

8.4.1.3	thirdly, in prepayment of Facility B Loans such that outstanding Facility B Loans shall be prepaid on a pro rata basis,

and cancellation, in each case, of the corresponding Facility B Commitments.

8.4.2	Unless the Company makes an election under Clause 8.4.4, the Borrowers shall promptly prepay Loans, in the case of any prepayment relating to the amounts of Disposal Proceeds or Insurance Proceeds, promptly upon receipt of those proceeds.

8.4.3	A prepayment under Clause 8.3 (Disposal and insurance proceeds) shall prepay the Facility A Loan in reducing the relevant Repayment Instalment for each Facility A Repayment Date falling after the date of prepayment in inverse order of maturity.

8.4.4	Subject to Clause 8.4.5, the Company may elect that any prepayment under Clause 8.3 (Disposal and insurance proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

8.4.5	If the Company has made an election under Clause 8.4.4 but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

8.5	Voluntary cancellation

The Company may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $1,000,000) of an Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably under that Facility.

8.6	Voluntary prepayment of Facility A Loan

8.6.1	A Borrower to which a Facility A Loan has been made may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Facility A Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility A Loan by a minimum amount of $1,000,000).

8.6.2	A Facility A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

8.6.3	Any prepayment under this Clause 8.6 shall satisfy the obligations under Clause 7.1 (Repayment of Facility A Loan) in inverse order of maturity.

8.7	Voluntary Prepayment of Facility B Loans

The Borrower to which a Facility B Loan has been made may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility B Loan (but if in part, being an amount that reduces the Base Currency Amount of the Facility B Loan by a minimum amount of $1,000,000).

8.8	Right of replacement or repayment and cancellation in relation to a single Lender

8.8.1	If:

8.8.1.1	any sum payable to any Lender by an Obligor is required to be increased under Clause 13.2.3 (Tax gross-up); or

8.8.1.2	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14 (Increased costs); or

8.8.1.3	at any time on or after the date which is six months before the earliest FATCA Application Date for any payment by a Party to a Lender (or to the Agent for the account of that Lender), that Lender is not, or has ceased to be, a FATCA Exempt Party and, as a consequence, a Party will be required to make FATCA Deduction from a payment to that Lender (or to the Agent for the account of that Lender) on or after the FATCA Application Date, the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification or FATCA Deduction continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with Clause 8.8.4.

8.8.2	On receipt of a notice of cancellation referred to in Clause 8.8.1, the Commitment of that Lender shall immediately be reduced to zero.

8.8.3	On the last day of each Interest Period which ends after the Company has given notice of cancellation under Clause 8.8.1 (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.8.4	The Company may, in the circumstances set out in Clause 8.8.1, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

8.8.5	The replacement of a Lender pursuant to Clause 8.8.4 shall be subject to the following conditions:

8.8.5.1	the Company shall have no right to replace the Agent except as otherwise permitted under this Agreement;

8.8.5.2	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

8.8.5.3	in no event shall the Lender replaced under Clause 8.8.4 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

8.8.5.4	the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 8.8.4 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

8.8.6	A Lender shall perform the checks described in Clause 8.8.5.4 as soon as is reasonably practicable following delivery of a notice referred to in Clause 8.8.4 and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

8.8.7

8.8.7.1	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 10 Business Days’ notice of cancellation of each Available Commitment of that Lender.

8.8.7.2	On the notice referred to in Clause 8.8.7.1 becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

8.8.7.3	The Agent shall as soon as practicable after receipt of a notice referred to in Clause 8.8.7.1, notify all the Lenders.

8.9	Restrictions

8.9.1	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.9.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.9.3	No Borrower may reborrow any part of Facility A which is prepaid.

8.9.4	Unless a contrary indication appears in this Agreement, any part of Facility B which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

8.9.5	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.9.6	Subject to Clause 2.2 (Increase) and Clause 2.3 (Accordion option), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.9.7	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

8.9.8	If all or part of a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 8.9.8 shall reduce the Commitments of the Lenders rateably under that Facility.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

9.1.1	Margin;

9.1.2	LIBOR or, in relation to any Loan in Euro, EURIBOR, or, in relation to any Loan in Koruna, the Koruna Reference Bank Rate; and

9.1.3	Mandatory Cost, if any.

9.2	Payment of interest

9.2.1	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

9.2.2	If the Compliance Certificate received by the Agent which relates to the relevant Financial Statements shows that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

9.3	Default interest

9.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 9.3.2, is 1 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3.1 shall be immediately payable by the Obligor on demand by the Agent.

9.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

9.3.2.1	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

9.3.2.2	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent higher than the rate which would have applied if the overdue amount had not become due.

9.3.3	Default interest (if unpaid) ansmg on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

10.1.1	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Facility B Loan in the Utilisation Request for that Facility B Loan.

10.1.2	Each Interest Period for a Facility A Loan shall be one Month, unless an Interest Period of another duration is selected in accordance with Clause 10.1.5 below, in the Selection Notice for that Facility A Loan.

10.1.3	The Interest Period for each Facility B Loan shall be three Months, unless an Interest Period of another duration is selected in accordance with Clause 10.1.5 below, in the Utilisation Request for that Facility B Loan.

10.1.4	Each Selection Notice for a Facility A Loan and each Utilisation Request for a Facility B Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which the respective Loan was made not later than the Specified Time.

10.1.5	Subject to this Clause 10, a Borrower (or the Company on behalf of a Borrower) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan). In addition a Borrower (or the Company on its behalf) may select an Interest Period of (in relation to Facility A) a period of less than one Month, if necessary to ensure that there are sufficient Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the Repayment Instalment due on that date.

10.1.6	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

10.1.7	Each Interest Period for a Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.1.8	Each Facility B Loan has one Interest Period only.

10.2	Changes to Interest Periods

10.2.1	Prior to determining the interest rate for the Facility A Loan, the Agent may shorten an Interest Period for the Facility A Loan to ensure that the Facility A Loan has an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the Repayment Instalment due on that date.

10.2.2	If the Agent makes any of the changes to an Interest Period referred to in this Clause 10.2, it shall promptly notify the Company and the Lenders.

10.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, the Koruna Reference Bank Rate or EURIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR, Koruna Reference Bank Rate or EURIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks.

11.2	Market disruption

11.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

11.2.1.1	the Margin;

11.2.1.2	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling 5 Business Days after the Quotation Day (or, if earlier, on the date falling 5 Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

11.2.1.3	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

11.2.2	If:

11.2.2.1	the percentage rate per annum notified by a Lender pursuant to Clause 11.2.1.2 is less than LIBOR or, in relation to any Loan in Euro, EURIBOR or in relation to a Loan in Koruna, the Koruna Reference Bank Rate; or

11.2.2.2	a Lender has not notified the Agent of a percentage rate per annum pursuant to Clause 11.2.1.2,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of Clause 11.2.1, to be LIBOR or in relation to a loan in Euro, EURIBOR or in relation to a Loan in Koruna, the Koruna Reference Bank Rate.

11.2.3	If a Market Disruption Event occurs, the Agent shall, as soon as is practicable, notify the Company.

11.2.4	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Base Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period;

(ii)	at or about noon on the Quotation Day for the relevant Interest Period none or only one of the Base Reference Banks supplies a rate to the Agent to determine the Koruna Reference Bank Rate for the relevant currency and Interest Period; or

(iii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR or the Koruna Reference Bank Rate.

11.3	Alternative basis of interest or funding

11.3.1	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

11.3.2	Any alternative basis agreed pursuant to Clause 11.3.1 shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

11.4.1	Each Borrower shall, within 3 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

11.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

12.1.1	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 40 per cent per annum of the Margin applicable at the relevant time on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B.

12.1.2	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Security Agency fee

The Company shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

12.5	Utilisation fee

12.5.1	The Company shall pay a utilisation fee computed at the rate of 0.15 per cent per annum on the aggregate amount of the outstanding Facility B Loans where such amount exceeds 33 1/3 per cent but is less than 66 2/3 per cent of the Total Facility B Commitments.

12.5.2	The Company shall pay a utilisation fee computed at the rate of 0.30 per cent per annum on the aggregate amount of the outstanding Facility B Loans where such amount is equal to or exceeds 66 2/3 per cent of the Total Facility B Commitments.

12.5.3	The utilisation fee shall be calculated on a daily basis and payable on the last day of each successive period of three Months which ends during the relevant Availability Period and on the Termination Date or any earlier date on which the Total Facility B Commitments are reduced to zero.

12.5.4	Any accrued utilisation fee is payable to the Agent (for the account of each Lender) in proportion to its participation in the outstanding Facility B Loans.

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

In this Agreement:

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a)	where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part II of Schedule 1 (The Original Parties), and

(i)	where the Borrower is an Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii)	where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower; or

(b)	where it relates to a Treaty Lender that is a New Lender or an Increase Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate or Assignment Agreement or Increase Confirmation, and

(i)	where the Borrower is a Borrower as at the relevant Transfer Date or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect, is filed with HM Revenue & Customs within 30 days of that Transfer Date; or

(ii)	where the Borrower is not a Borrower as at the relevant Transfer Date or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to the United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	with respect to payments that are subject to a Tax Deduction on account of Tax imposed by the Netherlands, any Lender; or

(iv)	a Treaty Lender; or

(b)	A Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in the jurisdiction in which the Obligor making a payment is resident for tax purposes (the “Source Jurisdiction”) through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the Source Jurisdiction which makes provision for full exemption from tax imposed by the Source Jurisdiction on interest.

“UK Non-Bank Lender” means where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

13.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

13.2.2	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

13.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.2.4	A payment shall not be increased under Clause 13.2.3 by reason of a Tax Deduction on account of Tax imposed by the Source Jurisdiction, if on the date on which the payment falls due:

13.2.4.1	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

13.2.4.2	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:

(a)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(b)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

13.2.4.3	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:

(a)	the relevant Lender has not given a Tax Confirmation to the Company; and

(b)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

13.2.4.4	the relevant Lender is a Treaty Lender and the Obligor

making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 13.2.7 or 13.2.8.

13.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.2.6	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.2.7

13.2.7.1	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.2.7.2

(a)	A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part II of Schedule 1 (The Original Parties); and

(b)	A New Lender or an Increase Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to the Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Assignment Agreement or Increase Confirmation which it executes, and, having done so, that Lender shall be under no obligation pursuant to Clause 13.2.7.1.

13.2.8	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Clause 13.2.7.2 and:

13.2.8.1	a Borrower making payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

13.2.8.2	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(a)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(b)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

13.2.9	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Clause 13.2.7.2, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

13.2.10	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

13.2.11	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

13.2.12	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

13.3	Tax indemnity

13.3.1	The Company shall (within 3 Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

13.3.2	Clause 13.3.1 shall not apply:

13.3.2.1	with respect to any Tax assessed on a Finance Party:

(a)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(b)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

(c)	under the laws of the Netherlands to the extent such Tax becomes payable as a result of such Finance Party having a substantial interest (aanmerkelijk belang) in the Obligor as laid down in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001), if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

13.3.2.2	to the extent a loss, liability or cost:

(a)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up), Clause 13.9 (FATCA Deduction and gross-up by Obligor) or Clause 13.10.2 (FATCA Deduction by a Finance Party); or

(b)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 13.2.4 applied.

13.3.3	A Protected Party making, or intending to make a claim under Clause 13.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

13.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

13.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

13.4.2	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

13.5.1	not a Qualifying Lender;

13.5.2	a Qualifying Lender (other than a Treaty Lender); or

13.5.3	a Treaty Lender.

If a New Lender or Increase Lender fails to indicate its status in accordance with this Clause 13.5 then such New Lender or Increase Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

13.6	Stamp taxes

The Company shall pay and, within 3 Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.7	VAT

13.7.1	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 13.7.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

13.7.2	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

13.7.2.1	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Clause 13.7.2.1 applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

13.7.2.2	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

13.7.3	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

13.7.4	Any reference in this Clause 13.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by a Member State).

13.7.5	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.8	FATCA Information

13.8.1	Subject to Clause 13.8.3 below, each Party shall, within ten Business Days of a reasonable request by another Party:

13.8.1.1	confirm to that other Party whether it is:

(a)	a FATCA Exempt Party; or

(b)	not a FATCA Exempt Party; and

13.8.1.2	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

13.8.2	If a Party confirms to another Party pursuant to Clause 13.8.1.1 above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

13.8.3	Clause 13.8.1 above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

13.8.3.1	any law or regulation;

13.8.3.2	any fiduciary duty; or

13.8.3.3	any duty of confidentiality.

13.8.4	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 13.8.1 above (including, for the avoidance of doubt, where Clause 13.8.3 above applies), then:

13.8.4.1	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

13.8.4.2	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.9	FATCA Deduction and gross-up by Obligor

13.9.1	If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

13.9.2	If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

13.9.3	The Company shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party it shall notify the Company and that Obligor.

13.9.4	Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant governmental or taxation authority.

13.10	FATCA Deduction by a Finance Party

13.10.1	Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Agent.

13.10.2	If the Agent is required to make a FATCA Deduction in respect of a payment to a Finance Party under Clause 32.2 (Distributions by the Agent) which relates to a payment by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

13.10.3	The Agent shall as soon as reasonably practicable upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Finance Party under Clause 32.2 (Distributions by the Agent) which relates to a payment by an Obligor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Company, the relevant Obligor and the relevant Finance Party.

13.11	Tax Credit and FATCA

If an Obligor makes a FATCA Payment and the relevant Finance Party determines that:

13.11.1	a Tax Credit is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

13.11.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the FATCA Payment not been required to be made by the Obligor.

14.	INCREASED COSTS

14.1	Increased costs

14.1.1	Subject to Clause 14.3 (Exceptions) the Company shall, within 3 Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

14.1.2	In this Agreement,

“Increased Costs” means:

14.1.2.1	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

14.1.2.2	an additional or increased cost; or

14.1.2.3	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

“Basel III” means:

14.1.2.4	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

14.1.2.5	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

14.1.2.6	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

14.2	Increased cost claims

14.2.1	A Finance Party intending to make a claim pursuant to 14 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

14.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

14.3.1	Clause 14 (Increased costs) does not apply to the extent any Increased Cost is:

14.3.1.1	attributable to a Tax Deduction required by law to be made by an Obligor;

14.3.1.2	attributable to a FATCA Deduction required to be made by a Party;

14.3.1.3	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 13.3.2 (Tax indemnity) applied);

14.3.1.4	compensated for by the payment of the Mandatory Cost;

14.3.1.5	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

14.3.1.6	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

14.3.2	In this Clause 14.3.2, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

15.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

15.1.1.1	making or filing a claim or proof against that Obligor;

15.1.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within 3 Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within 3 Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

15.2.1	the occurrence of any Event of Default;

15.2.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

15.2.3	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

15.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

15.3.1	investigating any event which it reasonably believes is a Default; or

15.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.4	Indemnity to the Security Agent

15.4.1	Each Obligor jointly or severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

15.4.1.1	any failure by the Company to comply with its obligations under Clause 17 (Costs and expenses);

15.4.1.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

15.4.1.3	the taking, holding, protection or enforcement of the Transaction Security;

15.4.1.4	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

15.4.1.5	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

15.4.1.6	acting as Security Agent, Receiver or Delegate under the Finance Documents on which otherwise relates to any of the Charged Property (otherwise, in each case, than as a direct result of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

15.4.2	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

16.1.1	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 11.2 (Market Disruption), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

16.1.2	Clause 16.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

16.2.1	The Company shall within 3 Business Days of demand indemnify each Finance Party for all properly documented third party costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16 (Mitigation).

16.2.2	A Finance Party is not obliged to take any steps under Clause 16 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall within 3 Business Days of demand pay the Agent, the Security Agent and the Arranger the amount of all properly documented third party costs and expenses (including legal fees) (together with any applicable VAT) reasonably incurred by any of them and by any Receiver or Delegate in connection with the negotiation, preparation, printing, execution, perfection and syndication of:

17.1.1	this Agreement and any other documents referred to in this Agreement and the Transaction Security (including any amendment, waiver or consent); and

17.1.2	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.10 (Change of currency), the Company shall, within 3 Business Days of demand, reimburse the Agent for the amount of all properly documented third party costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within 3 Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing those rights.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Subject to the provisions of Clauses 18.10, 18.11, 18.12 and 18.13, each Guarantor irrevocably and unconditionally jointly and severally:

18.1.1	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

18.1.2	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor (and not only as a surety). To the extent this it concerns a Dutch Guarantor, such payment obligation shall be deemed to be an independent payment obligation (garantie) of each Dutch Guarantor to each Finance Party when due and, for the avoidance of doubt, the Parties acknowledge that this payment obligation of each Dutch Guarantor to each Finance Party does not qualify as a personal surety (borgtocht) under Dutch law; and

18.1.3	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

18.2.1	This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.2.2	Without prejudice to Clause 18.7 (Deferral of Guarantor’s rights), as between the Dutch Obligors, the provisions of the DCC relating to joint and several obligations (hoofdelije verbintenissen) apply to this guarantee.

18.2.3	Each Finance Party agrees that any US Obligor’s liability under this Clause 18 (Guarantee and Indemnity) is subject to avoidance and turnover under any fraudulent transfer law.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided, including, without limitation, by reason of a “voidable preference” or a “fraudulent conveyance” or must be restored in insolvency, liquidation, trusteeship, examinership, assignment for the benefit of creditors, administration or otherwise, without limitation, then this guarantee shall remain in full force and effect and the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

18.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

18.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

18.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

18.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

18.4.5	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

18.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

18.4.7	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

18.6.1	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

18.6.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

18.7.1	to be indemnified by an Obligor;

18.7.2	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

18.7.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

18.7.4	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and Indemnity);

18.7.5	to exercise any right of set-off against any Obligor; and/or

18.7.6	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment mechanics).

18.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

18.8.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

18.8.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10	Limitations for Dutch Obligors

Notwithstanding any other provision of this Clause 18 (Guarantee and Indemnity) the guarantee, indemnity and other obligations of any Dutch Guarantor expressed to be assumed in this Clause 18 (Guarantee and Indemnity) shall be deemed not to be assumed by any such Dutch Guarantor to the extent that the same would constitute unlawful financial assistance (a) within the meaning of section 2:98(c) of the DCC and/or (b) within the meaning of any other applicable financial assistance rules, including, but not limited to any financial assistance rules included in its constitutional documents, if any (the “Prohibition”) and the provisions of this Agreement and the other Finance Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that any Guarantor will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.

18.11	Limitations for Cyprus Obligors

The guarantee, indemnity and other obligations of any Cypriot Guarantor expressed to be assumed in this Clause 18 (Guarantee and Indemnity) are in its best interests and notwithstanding any other provision of this Clause 18 (Guarantee and Indemnity) the guarantee, indemnity and other obligations of any Cypriot Guarantor expressed to be assumed in this Clause 18 (Guarantee and Indemnity) shall be deemed not to be assumed by any such Cypriot Guarantor to the extent that the same would constitute unlawful financial assistance (a) within the meaning of CAP 113, Companies Law, of the laws of Cyprus and/or (b) within the meaning of any other applicable financial assistance rules, including, but not limited to any financial assistance rules included in its constitutional documents, if any (the “Cypriot Prohibition”) and the provisions of this Agreement and the other Finance Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that any Cypriot Guarantor will continue to guarantee all such obligations which, if included, do not constitute a violation of the Cypriot Prohibition.

18.12	Limitations for Czech Obligors

18.12.1	The obligations and liabilities of the Czech Guarantor other than AVG CZ under this guarantee will be limited to an amount equal to the Czech Limitation Amount, being:

G
Czech Limitation Amount	=		x A
O

where:

(i)	“A” means total net book value of all assets of the Czech Guarantor recorded in its latest annual unconsolidated financial statements available to the Lender or, if they are more up-to-date and supplied to the Lender within 15 days following its request, its latest interim unconsolidated financial statements available to the Lender;

(ii)	“G” means the amount of all obligations guaranteed by the Czech Guarantor under this guarantee;

(iii)	“O” means all liabilities of the Czech Guarantor recorded in its latest annual unconsolidated financial statements available to the Lender or, if they are more up-to-date and supplied to the Lender within 15 days following its request, its latest interim unconsolidated financial statements. The term “liabilities” will have the meaning attached to it under the accounting standards applicable to the Czech Guarantor but, notwithstanding the foregoing, will at all times

(a)	exclude equity capital (vlastni kapitál); and

(b)	include the obligations guaranteed by the Czech Guarantor under this guarantee, or otherwise.

18.12.2	For the avoidance of doubt, any identical obligations of the Czech Guarantor mentioned in the previous sentence will be included in the “O” amount only once. The term “net book value” used for the purpose of the calculation of the Czech Limitation Amount means the book value reduced by corrections and provisions (opravné položky a oprávky (korekce)) as set out in decree no. 500/2002 Coll., as amended (the “Decree”), implementing Act No. 563/1991 Coll., on Accountancy, as amended or in any other legislation which may supersede the Decree in the future.

18.12.3	The agreement contained in this Clause 18.12 (Limitations for Czech Obligors) is conditioned on there being, in relation to the Czech Guarantor or any of its assets, no bankruptcy, insolvency or other similar proceedings involving pro rata payment of general creditors’ claims. Upon the commencement of any such proceedings the agreement contained in this Clause 18.12 (Limitations for Czech Obligors) will cease to apply.

18.12.4	This guarantee does not apply to any liability of the Czech Guarantor to the extent that it would result in this guarantee constituting unlawful financial assistance.

18.13	Limitations for US Obligors

With respect to any US Obligor, the following provisions shall apply:

18.13.1	Anything herein or in any other Finance Document to the contrary notwithstanding, the maximum liability of each US Obligor hereunder and under the other Finance Documents shall in no event exceed the amount which can be guaranteed by such US Obligor under applicable federal and state laws of the United States of America relating to the insolvency of debtors (after giving effect to the right of contribution, if any).

18.13.2	Each US Obligor acknowledges and agrees that the Borrower’s obligations may at any time and from time to time exceed the amount of the liability of such US Obligor hereunder without impairing the guarantee contained in this Clause 18 (Guarantee and Indemnity) or affecting the rights and remedies of any Finance Party hereunder.

18.13.3	Each US Obligor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower’s obligations and notice of or proof of reliance by any Finance Party upon the guarantee contained in this Clause 18 (Guarantee and Indemnity) or acceptance of the guarantee contained in Clause 18 (Guarantee and Indemnity); the Borrower’s obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Clause 18 (Guarantee and Indemnity), and all dealings between the US Obligor, on the one hand, and Finance Party, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Clause 18 (Guarantee and Indemnity). US Obligor waives (a) diligence, presentment, protest, demand for payment and notice of default, dishonour or nonpayment and all other notices whatsoever to or upon the US Obligor with respect to the Borrower’s obligations, (b) notice of the existence or creation or non-payment of all or any of the Borrower’s obligations and (c) all diligence in collection or protection of or realisation upon any Borrower’s obligations or any security for or guarantee of any of Borrower’s obligations.

18.13.4	To the extent a Finance Party seeks enforcement of this guarantee in a court of the United States pursuant to Clause 42.1.3 (Enforcement) of this Agreement, each US Obligor and each Finance Party hereby waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this agreement and any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith and agrees that any such action or proceeding shall be tried before a court and not before a jury.

18.13.5

Without prejudice to the generality of Clause 18.4 (Waiver of defences), each US Obligor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.13.6	Each US Obligor hereby acknowledges that:

18.13.6.1	it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Finance Documents to which it is a party;

18.13.6.2	no Finance Party has any fiduciary relationship with or duty to any US Obligor arising out of or in connection with this Agreement or any of the other Finance Documents, and the relationship between the Obligors, on the one hand, and any Finance Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

18.13.6.3	no joint venture is created hereby or by the other Finance Documents or otherwise exists by virtue of the transactions contemplated hereby the Obligors and any Finance Party.

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1	Status

19.1.1	It is a corporation, duly incorporated, validly existing and in good standing (for those jurisdictions where this legal concept is recognised) under the law of its jurisdiction of incorporation.

19.1.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 28 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

19.3.1	any law or regulation applicable to it;

19.3.2	its or any of its Subsidiaries’ constitutional documents; or

19.3.3	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

19.5.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

19.5.2	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

19.6.1	The choice of governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

19.6.2	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Sanctions

19.7.1	Neither it nor any of its Affiliates:

19.7.1.1	is the subject of Sanctions;

19.7.1.2	is named on the Specially Designated Nationals List administered by the United States Department of the Treasury, the Consolidated List of Financial Sanctions Targets in the UK administered by HM Treasury or the restrictive measures in force list administered by the European Commission (Common Foreign and Security Policy), as periodically updated (a “Sanctioned Person”); nor

19.7.1.3

has any of its assets in (i) Sanctioned Entities, or (ii) derives any of its operating income from investments in, or transactions with Sanctioned Persons, Sanctioned Entities or persons resident in, controlling or operating a Sanctioned Entity. As used in this Agreement “Sanctioned Entity” means: (a) a country; (b) an agency of the government of a country; (c) an organisation directly or indirectly controlled by a Sanctioned Entity, Sanctioned Person or person resident in, a country that is subject to a sanctions program identified on the list maintained and published and periodically updated by OFAC or other agency of the U.S.

Government, HM Treasury or the European Commission as such program may be applicable to such country, agency, organization or person.

19.7.2	Neither the making of the Utilisations hereunder nor any Obligors’ use of the proceeds thereof will violate the United States Patriot Act, the United States Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), or any enabling legislation in force in the United States or executive order relating thereto, or any Presidential Executive Order, including by way of example but not limitation, Executive Order 13224 66 Fed. Reg. 49079 (September 25, 2001) (Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism).

19.8	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:

19.8.1	a Qualifying Lender:

19.8.1.1	falling within paragraph (a)(i) of the definition of Qualifying Lender; or

19.8.1.2	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of Qualifying Lender; or

19.8.1.3	falling within paragraph (b) of the definition of Qualifying Lender or;

19.8.2	a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

19.9	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, registered, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

19.9.1	registration of particulars of the English Security Document at the Companies Registration Office in England and Wales under section 860 of the Companies Act 2006 and payment of associated fees;

19.9.2	registration of the English Security Document at the Intellectual Property Office in England and Wales and payment of associated fees;

19.9.3	registration of the relevant Dutch Security Documents at the Dutch Tax Authorities (Belastingdienst);

19.9.4	registration of the Czech Security Documents at Commercial Registry (Obchodní rejst.ík) if it relates to the shares in limited liability company;

19.9.5	registration of the relevant Czech Security Document in the Notarial register of pledges (Rejst.ík zástav vedený notá.skou komorou) if it relates to movable things which shall not be handed over to the Pledgee or third party custodian;

19.9.6	registration as a charge with the Registrar of Companies in Cyprus of security interest created under the English Account Charge and payment of associated fees;

19.9.7	registration of the English Account Charge at the Companies Registration Office in England and Wales under section 860 of the Companies Act 2006 and payment of associated fees;

19.9.8	registration of the Czech Security Document granted by AVG UK in favour of the Security Agent at the Companies Registration Office in England and Wales under section 860 of the Companies Act 2006 and payment of associated fees; and

19.9.9	payment of stamp duty in Cyprus, but only in the event that, to the extent that there are any, Finance Documents which relate to any asset located in Cyprus or to matters or things to be done or performed in Cyprus, such Finance Documents are brought into Cyprus and a ruling from the Commissioner of Stamp Duties in Cyprus is obtained stating that stamp duty is payable on the relevant Finance Documents, which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

19.10	No default

19.10.1	To the best of each Obligor’s knowledge and belief, no Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

19.10.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

19.11	No misleading information

19.11.1	Any factual information provided by any member of the Group in connection with the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

19.11.2	Any financial projections contained in the information referred to at Clause 19.11.1 above have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

19.11.3	It has not omitted to supply any information which, if disclosed, would make the information referred to at Clause 19.11.1 above untrue or misleading in any material respect.

19.12	Financial statements

19.12.1	The Original Financial Statements for the Company were prepared in accordance with GAAP consistently applied.

19.12.2	The Original Financial Statements for each other Obligor were prepared in accordance with generally accepted accounting principles in the relevant jurisdiction consistently applied.

19.12.3	The Original Financial Statements fairly represent the consolidated financial condition and operations of the Group (or the relevant Obligor as applicable) during the relevant Financial Year.

19.12.4	There has been no material adverse change in the assets or consolidated financial condition of the Group (taken as a whole) since the date of the most recent Financial Statements delivered pursuant to Clause 20.1 (Financial statements).

19.13	Intellectual Property

It:

19.13.1	is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

19.13.2	to the best of its knowledge and belief does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect;

19.13.3	has taken all reasonable formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it; and

19.13.4	is not aware of any person infringing the Intellectual Property which it owns or has licensed to it to an extent which has or is reasonably likely to have a Material Adverse Effect.

19.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.15	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

19.16	No adverse consequences

19.16.1	It is not necessary under the laws of its relevant jurisdictions:

19.16.1.1	in order to enable any Finance Party to enforce its rights under any Finance Document; or

19.16.1.2	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its relevant jurisdictions.

19.16.2	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its relevant jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

19.17	No proceedings pending or threatened

Other than as disclosed to the Agent in accordance with Clause 20.6.1.2 (Information: miscellaneous), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

19.18	Employee Benefits

19.18.1	All Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and other US Federal or state law.

19.18.2	Any Plan which is intended to qualify under section 401(a) of the Code has received a favorable determination letter from the United States Internal Revenue Service and, to the knowledge of the Company and the US Obligors, nothing has occurred which would cause the loss of such qualification.

19.18.3	Each Obligor formed in or having assets in the United States and its ERISA Affiliates have made all required contributions to any Plan subject to section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to section 412 of the Code has been made with respect to any Plan.

19.18.4	No US Obligor is a party to any Multiemployer Plan and no Obligor is subject to withdrawal liability for any Multiemployer Plan.

19.18.5	To the best of each Obligor’s knowledge and belief, there are no pending, or threatened in writing, claims, actions or lawsuits, or action by any governmental authority, with respect to any Plan.

19.18.6

To the best of each Obligor’s knowledge and belief, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan. Based on the latest valuation of any Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Plan pursuant to section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Plan under section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Plan.

19.19	Margin Security and United States Investment Company Act

19.19.1	No Obligor owns any margin stock and no portion of the proceeds of any Utilisations shall be used by any Borrower for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the United States Federal Reserve System) or for any other purpose which violates the provisions or Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement.

19.19.2	No Obligor is subject to regulation under the United States Investment Company Act of 1940, as amended. In addition, none of the Obligors is an “investment company” registered or required to be registered under the United States Investment Company Act of 1940, as amended, and is not controlled by such a company.

19.20	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

19.20.1	the date of each Utilisation Request and the first day of each Interest Period; and

19.20.2	in the case of an Additional Obligor, the day on which the company becomes an Additional Obligor,

subject to any prior disclosures made by an Obligor to the Agent which will be automatically deemed to continue unless the relevant Obligor (or the Company) notifies the Agent to the contrary.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

20.1.1	as soon as the same become available, but in any event within 120 days after the end of each of its Financial Years, its Annual Financial Statements for that Financial Year;

20.1.2	as soon as the reasonably practicable following filing with the Amsterdam Chamber of Commerce, its Dutch Annual Report for that Financial Year; and

20.1.3	to the extent such statements are required to be or are customarily prepared, as soon as the same become available, but in any event within 120 days after the end of each of its Financial Years, the unaudited or, to the extent required under local applicable laws and regulations, audited financial statements (consolidated if appropriate) of each Obligor other than the Company for that Financial Year;

20.1.4	as soon as the same become available, but in any event within 60 days after the end of each quarter of its Financial Years (excluding the final quarter in each of its Financial Years), the unaudited consolidated balance sheet of the Group as at the end of such quarter and the related unaudited, consolidated statements of income and a cash flows for such quarter; accompanied by a schedule comprising the unaudited consolidated statements of income and cash flows for the previous twelve Month period up to and including the end of such quarter.

20.2	Compliance Certificate

20.2.1	The Company shall supply to the Agent, with each set of Financial Statements delivered pursuant to Clause 20.1.1 or 20.1.4, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those Financial Statements were drawn up.

20.2.2	Each Compliance Certificate shall be signed by at least one director of the Company.

20.3	Requirements as to Financial Statements

20.3.1	Each set of Financial Statements delivered by the Company or financial statements delivered by any other Obligor pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those Financial Statements or financial statements (as the case may be) were drawn up.

20.3.2	The Company shall procure that each set of Financial Statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP (or in the case of the Dutch Annual Report, IFRS, or in the case of the financial statements of Obligors other than the Company, the general accepted accounting principles applicable in the jurisdiction of such other Obligor) accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP (or in the case of the Dutch Annual Report, IFRS, or in the case of the financial statements of Obligors other than the Company, the general accepted accounting principles applicable in the jurisdiction of such other Obligor), the accounting practices or reference periods and its auditors (or, if appropriate, its auditors) deliver to the Agent:

20.3.2.1	a description of any change necessary for those Financial Statements to reflect the GAAP, (or in the case of the Dutch Annual Report, IFRS, or in the case of the financial statements of Obligors other than the Company, the general accepted accounting principles applicable in the jurisdiction of such other Obligor), accounting practices and reference periods upon which the Original Financial Statements were prepared; and

20.3.2.2	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those Financial Statements or financial statements (as the case may be) and the Original Financial Statements.

Any reference in this Agreement to those Financial Statements or financial statements (as the case may be) shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Budget

20.4.1	The Company shall supply to the Agent, as soon as the same becomes available an annual Budget for that financial year.

20.4.2	The Company shall ensure that each Budget:

20.4.2.1	is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cash flow statement for the Group and projected financial covenant calculations;

20.4.2.2	is prepared in accordance with GAAP and the accounting practices and financial reference periods applied to the Financial Statements under Clause 20.1 (Financial Statements); and

20.4.2.3	has been approved by the board of directors of the Company.

20.4.3	If the Company materially updates or materially changes the Budget, it shall as soon as reasonably practicable deliver to the Agent such updated or changed Budget together with a written explanation of the main changes in that Budget.

20.5	Presentations

If requested by the Agent, once in every Financial Year, or more frequently if the Agent reasonably suspects a Default is continuing, at least two directors of the Company (one of whom shall be the chief financial officer) must give a presentation to the Lenders about the on-going business and financial performance of the Group.

20.6	Information: miscellaneous

20.6.1	The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

20.6.1.1	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

20.6.1.2	as soon as reasonably practicable upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, which are reasonably likely to be adversely determined and if adversely determined, might reasonably be expected to have a Material Adverse Effect;

20.6.1.3	promptly upon becoming aware, details of any termination and/or material amendment of any contracts entered into by a member of the Group with Google or Yahoo! if such termination or amendment could reasonably be expected to have a Material Adverse Effect;

20.6.1.4	promptly, such information as the Agent or Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

20.6.1.5	promptly, such further information regarding the financial condition, business and operations of any Obligor as any Finance Party (through the Agent) may reasonably request.

20.7	Notification of default

20.7.1	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

20.7.2	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.8	Use of websites

20.8.1	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

20.8.1.1	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

20.8.1.2	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

20.8.1.3	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

20.8.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

20.8.3	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

20.8.3.1	the Designated Website cannot be accessed due to technical failure;

20.8.3.2	the password specifications for the Designated Website change;

20.8.3.3	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

20.8.3.4	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

20.8.3.5	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under Clause 20.8.3.1 or Clause 20.8.3.5, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

20.8.4	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

20.9	“Know your customer” checks

20.9.1	If:

20.9.1.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

20.9.1.2	any change in the status of an Obligor after the date of this Agreement; or

20.9.1.3	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of Clause 20.9.1.3, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 20.9.1.3, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 20.9.1.3, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.9.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.9.3	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

20.9.4	Following the giving of any notice pursuant to Clause 20.9.3, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21.	FINANCIAL COVENANTS

21.1	Financial definitions

In this Agreement:

“Cash” means the aggregate of the amounts categorised as ‘cash’ in the latest Financial Statements of the Company.

“Debt” means the aggregate of the amounts categorised as ‘debt’ in the latest Financial Statements of the Company.

“Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a)	Finance Charges for that Relevant Period;

(b)	all scheduled and mandatory repayments of Debt falling due during that Relevant Period but excluding:

(i)	any amounts falling due under any overdraft or revolving facility (including, without limitation, the Facility B) and which were available for simultaneous redrawing according to the terms of that facility;

(ii)	for the avoidance of doubt, any mandatory prepayment made pursuant to Clause 8.3 (Disposal and Insurance proceeds);

(iii)	any such obligations owed to any member of the Group; and

(iv)	any prepayment of Debt existing on the date of this Agreement which is required to be repaid under the terms of this Agreement; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any member of the Group,

and so that no amount shall be included more than once.

“EBIT” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any Finance Charges;

(b)	not including any accrued interest owing to any member of the Group;

(c)	before taking into account any Exceptional Items;

(d)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(e)	plus or minus the Groups share of the profits or losses (after finance costs and tax) of Non-Group Entities;

(f)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(g)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset;

(h)	before taking into account any Pension Items; and

(i)	excluding the charge to profit represented by the expensing of stock options,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“EBITDA” means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period).

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations or impairment of non-current assets;

(c)	disposals of assets associated with discontinued operations;

(d)	(non-cash) share based compensation; and

(e)	(non-cash) acquisition intangibles amortization.

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Debt whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:

(a)	including any upfront fees or costs which are included as part of the effective interest rate adjustments;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(d)	excluding any interest cost or expected return on plan assets in relation to any post-employment benefit schemes; and

(e)	if a Joint Venture is accounted for on a proportionate consolidation basis, after adding the Group’s share of the finance costs or interest receivable of the Joint Venture,

(f)	taking no account of any unrealised gains or losses on any derivative instruments other than any derivative instruments which are accounted for on a hedge accounting basis;

together with the amount of any cash dividends or distributions paid or made by any member of the Group in respect of that Relevant Period and so that no amount shall be added (or deducted) more than once.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Interest Cover” means the ratio of EBIT to Finance Charges in respect of any Relevant Period.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Leverage” means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.

“Pension Items” means any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme.

“Relevant Period” means each period of twelve Months ending on a Test Date.

“Test Date” means the last day of each quarter of each Financial Year.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Debt at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	including, in the case of Finance Leases only, their capitalised value; and

(c)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time,

and so that no amount shall be included or excluded more than once.

21.2	Interpretation

Except as provided to the contrary in this Agreement, an accounting item used in this Clause 21 is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

21.3	Financial condition

The Company shall ensure that:

21.3.1	Interest Cover in respect of any Relevant Period shall not be less than 4:1.

21.3.2	Leverage:

21.3.2.1	in respect of any Relevant Period up to and including the Relevant Period ending on or immediately after the Facility A Termination Date shall not exceed 2.5:1; and

21.3.2.2	in respect of any Relevant Period ending thereafter shall not exceed 2:1.

21.4	Financial testing

The financial covenants set out in Clause 21.3 (Financial condition) shall be calculated in accordance with GAAP and tested by reference to each of the Financial Statements delivered pursuant to Clause 20.1.2 and Clause 20.1.3 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

22.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

22.1.2	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Sanctions

Neither the Borrowers nor any of their Affiliates will use any borrowings under the Finance Documents to fund any activities or business with, or investments in, or make any payments to, any government, entity or individual or within any jurisdiction, or to any Sanctioned Person or Sanctioned Entity, including but not limited to the provision of such proceeds to Iran or to the Government of Iran, Cuba or a Cuban national, Sudan, North Korea, Syria, or that would be prohibited by the United States Patriot Act, the United States Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), or any enabling legislation in force in the United States or executive order relating thereto, or any Presidential Executive Order, including by way of example but not limitation, Executive Order 13224 66 Fed. Reg. 49079 (September 25, 2001) (Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism), if engaged in directly by any Lender.

22.4	Environmental compliance

22.4.1	Each Obligor shall (and the Company shall ensure that each member of the Group will):

22.4.1.1	comply with all Environmental Law;

22.4.1.2	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

22.4.1.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.5	Negative pledge

In this Clause 22.5, “Quasi-Security” means an arrangement or transaction described in Clause 22.5.2.

22.5.1	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

22.5.2	No Obligor shall (and the Company shall ensure that no other member of the Group will):

22.5.2.1	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

22.5.2.2	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

22.5.2.3	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

22.5.2.4	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

22.5.3	Clauses 22.5.1 and 22.5.2 do not apply to any Security or (as the case may be) Quasi-Security, listed below:

22.5.3.1	any Security or Quasi-Security listed in Schedule 10 (Existing Security);

22.5.3.2	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

22.5.3.3	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(i)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(ii)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

22.5.3.4	any lien arising by operation of law and in the ordinary course of trading;

22.5.3.5	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within 3 months of the date of acquisition of such asset;

22.5.3.6	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within 3 months of that company becoming a member of the Group;

22.5.3.7	any Security or Quasi-Security entered into pursuant to any Finance Document;

22.5.3.8	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

22.5.3.9	any Security or Quasi-Security arising under a Permitted Transaction;

22.5.3.10	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under Clauses 22.5.3.1 to 22.5.3.1) does not exceed $10,000,000 (or its equivalent in another currency or currencies) at any time; or

22.5.3.11	any Security or Quasi-Security arising pursuant to clauses 24 or 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions.

22.6	Disposals

22.6.1	No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

22.6.2	Clause 22.6.1 does not apply to any sale, lease, transfer or other disposal:

22.6.2.1	made in the ordinary course of day-to-day trading of the disposing entity;

22.6.2.2	of assets in exchange for other assets comparable or superior as to type, value and quality;

22.6.2.3	of obsolete or redundant vehicles, plant and equipment for cash;

22.6.2.4	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

22.6.2.5	constituted by a licence of rights over Intellectual Property subject to Clause 22.15 (Intellectual Property);

22.6.2.6	made pursuant to a Permitted Transaction;

22.6.2.7	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”) on arms’ length terms provided that in the case where the relevant asset being disposed of is of a market value which exceeds $1,000,000, if:

(a)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(b)	the Disposing Company had given Transaction Security over the asset, the Acquiring Company must give equivalent Transaction Security over that asset; and

(c)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

22.6.2.8	(other than the disposal of an Obligor) where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under Clauses 22.6.2.1 to 22.6.2.1) does not exceed $35,000,000 (or its equivalent in another currency or currencies) when aggregated with all other disposals by members of the Group in the previous twelve-month period; or

22.6.2.9	approved with the prior written consent of the Majority Lenders.

22.7	Acquisitions

22.7.1	Except as permitted under Clause 22.7.2, no Obligor shall (and the Company shall ensure that no other member of the Group will):

22.7.1.1	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

22.7.1.2	incorporate a company.

22.7.2	Clause 22.7.1 does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition or Permitted Transaction.

22.8	Financial Indebtedness

22.8.1	Except as permitted under Clause 22.8.2, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

22.8.2	Clause 22.8.1 does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

22.9	Loans or credit

22.9.1	Except as permitted under Clause 22.9.2, no Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

22.9.2	Clause 22.9.1 does not apply to a Permitted Loan.

22.10	No Guarantees or indemnities

22.10.1	Except as permitted under Clause 22.10.2, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

22.10.2	Clause 22.10.1 does not apply to a guarantee which is a Permitted Guarantee.

22.11	Dividends and share redemption

22.11.1	Except as permitted under Clause 22.11.2, the Company shall not:

22.11.1.1	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

22.11.1.2	repay or distribute any dividend or share premium reserve;

22.11.1.3	pay any management, advisory or other fee to or to the order of any of the shareholders of the Company (excluding any such payments to those shareholders of the Company who are also employees, officers or directors of the Company in those capacities); or

22.11.1.4	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

22.11.2	Clause 22.11.1 does not apply to:

22.11.2.1	a Permitted Distribution;

22.11.2.2	a Permitted Transaction;

22.11.2.3	any of the distributions mentioned in Clauses 22.11.1 above to or between any members of the Group;

22.11.2.4	the purchase by the Company of common shares or common share options in the share capital of the Company from present or former officers or employees of any member of the Group on the death, disability or termination of employment of such officer or employee provided that the aggregate value of such purchases does not exceed US$5,000,000 in any twelve month period;

22.11.2.5	any issuance of options under the Company’s current option plan as the same may be amended from time to time with the consent of the Company’s shareholders; and

22.11.2.6	the grant by the Company of restricted share units in respect of the share capital of the Company to officers or employees of any member of the Group provided that the aggregate value of such grants does not exceed US$10,000,000 in any twelve month period.

22.12	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction (other than any amalgamation, demerger, merger or corporate reconstruction which may arise pursuant to a Permitted Acquisition or Permitted Transaction).

22.13	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

22.14	Guarantors

22.14.1	The Company shall ensure that at all times the aggregate Gross Assets, aggregate EBITDA and aggregate revenue of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Group items) represents not less than 85 per cent of the consolidated Gross Assets, consolidated EBITDA and consolidated revenue respectively of the Group.

22.14.2	The Company shall ensure that at all times the aggregate value of the Copyrights 100% legally and beneficially owned by the Guarantors exceeds 100% of the Total Commitments at any time.

22.15	Intellectual Property

22.15.1	Each Obligor shall:

22.15.1.1	preserve and maintain the subsistence and validity of its Intellectual Property necessary for its business;

22.15.1.2	use reasonable endeavours to prevent any infringement in any material respect of its Intellectual Property;

22.15.1.3	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property necessary for its business in full force and effect and record its interest in that Intellectual Property except where the Obligor in its reasonable judgment elects not to so register or record its interest for sound commercial reasons;

22.15.1.4	not use or permit its Intellectual Property to be used in a way or take any step or omit to take any step in respect of any Intellectual Property necessary for its business which may materially and adversely affect the existence or value of that Intellectual Property; and

22.15.1.5	not discontinue the use of any its Intellectual Property if to do so would or is reasonably likely to have a Material Adverse Effect.

22.16	Weekly sweep Swiss Bank Accounts

To the extent relevant, each Obligor shall, and the Company shall ensure that each Obligor shall, sweep the excess credit balance administered on its Swiss Bank Account to any bank account which is subjected to Security on a weekly basis to the extent that (and in the amount that) the total credit balance administered on the Swiss Bank Accounts exceeds $1,500,000 in aggregate.

22.17	Redirection of payment flows

The Company shall, and the Company shall ensure that each Obligor shall, require its material counterparties, among which, but not limited to, Google and Yahoo!, to pay any amounts due to any Obligor to any bank account which is subjected to Transaction Security at all times (with the exception of those amounts that are paid into the Swiss Bank Accounts and subject to Clause 22.16 (Weekly sweep Swiss Bank Accounts).

22.18	Czech Corporate Remedial Action

22.18.1	The Original Obligors undertakes to procure that:

22.18.1.1	within 90 days of the date of the first Utilisation Date, the articles of association of AVG Technologies CZ, s.r.o are amended in order to state clearly the number of its directors;

22.18.1.2	following the change of the articles of association mentioned in Clause 22.18.1.1 above AVG Technologies CZ, s.r.o recalls all of its directors and appoints new directors in accordance with the amended articles of association;

22.18.1.3	following the appointment of new directors in accordance with Clause 22.18.1.2 above, AVG Technologies CZ, s.r.o. ratifies in accordance with all applicable laws its entry into this Agreement (including the provision of the guarantee and indemnity under Clause 18).

22.19	Conditions Subsequent

The Company shall deliver (or procure delivery) to the Agent each of the documents or evidence listed in Part III of Schedule 2 (Conditions Precedent and Conditions Subsequent) within the time period as listed therein.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default (save for Clause 23.14 (Acceleration)).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

23.1.1	its failure to pay is caused by:

23.1.1.1	administrative or technical error; or

23.1.1.2	a Disruption Event; and

23.1.2	payment is made within 3 Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

23.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

23.3.2	No Event of Default under Clause 23.3.1 will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and has not been remedied within 10 Business Days.

23.5	Cross default

23.5.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

23.5.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

23.5.4	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.5	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 23.5.1 to 23.5.4 is less than $5,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

23.6.1	Any Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

23.6.2	On the basis of the latest financial statements of such Obligor or the latest financial statements of a Material Subsidiary (the latter of which are not provided to the Finance Parties), the value of the assets of any Obligor or any Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

23.6.3	A moratorium is declared in respect of any indebtedness of any Obligor or any Material Subsidiary.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

23.7.1	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any Material Subsidiary;

23.7.2	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any Material Subsidiary;

23.7.3	the appointment of a liquidator receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any Material Subsidiary or any of its assets; or

23.7.4	enforcement of any Security over any assets of any Obligor or any Material Subsidiary,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 23.7 shall not apply to:

(a)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 10 days of commencement; or

(b)	any Permitted Reorganisation.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or a Material Subsidiary having an aggregate value of $5,000,000 and is not discharged within 10 days.

23.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

23.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12	Cessation of activities

With the exclusion of any Permitted Reorganisation, any Obligor or a Material Subsidiary suspends or ceases to carry on all or a material part of its operations and activities.

23.13	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

23.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

23.14.1	cancel the Total Commitments whereupon they shall immediately be cancelled;

23.14.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

23.14.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

23.14.4	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

24.	TRANSACTION SECURITY

24.1	Enforcement Instructions

24.1.1	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by the Majority Lenders.

24.1.2	Subject to the Transaction Security having become enforceable in accordance with its terms the Majority Lenders may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

24.1.3	The Security Agent is entitled to rely on and comply with instructions given in accordance with this Clause 24.1.

24.1.4	The Security Agent may, subject to any contrary instructions from the Majority Lenders, cease enforcement at any time.

24.2	Manner of enforcement

24.2.1	If the Transaction Security is being enforced pursuant to Clause 24.1 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner (including, without limitation, the selection of any administrator (or any analogous officer in any jurisdiction) of any Obligor to be appointed by the Security Agent) as the Majority Lenders shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.

24.2.2	Notwithstanding anything contained in this Agreement, the Security Agent is entitled at all times to act without having been instructed in relation to matters for the purpose of enabling the Security Agent to protect its own positions and interests in its personal capacity (including it its own personal financial interest) or which the Security Agent determines to be necessary or appropriate to exercise for the protection of its position and interests in its personal capacity.

24.3	Waiver of rights

To the extent permitted under applicable law and subject to Clause 24.1 (Enforcement Instructions) and Clause 24.2 (Manner of enforcement) each of the Secured Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations (as defined in the Transaction Security Documents) is so applied.

24.4	Order of application

All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 24.4, the “Recoveries”) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 24.4), in the following order of priority:

24.4.1	in discharging any sums owing to the Security Agent (other than pursuant to Clause 25.3 (Parallel Debt)), any Receiver or any Delegate;

24.4.2	in discharging all costs and expenses incurred by any Finance Party in accordance with Clause 17.3 (Enforcement costs) in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

24.4.3	in payment or distribution to the Security Agent on its own behalf and on behalf of the other Finance Parties for application towards the discharge of amounts outstanding under the Finance Documents;

24.4.4	if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

24.4.5	the balance, if any, in payment or distribution to the relevant Obligor.

25.	THE SECURITY AGENT

25.1	Appointment of the Security Agent

25.1.1	Each of the Secured Parties party to this Agreement appoints the Security Agent to act as its agent under and in connection with the Finance Documents.

25.1.2	Each of the Secured Parties party to this Agreement authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Trust

25.2.1	To the extent such concept is recognised in the relevant jurisdiction, the Security Agent declares that it holds the Charged Property on trust for the Secured Parties on the terms contained in this Agreement.

25.2.2	Each of the parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Transaction Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

25.3	Parallel Debt

25.3.1	Notwithstanding any other provision of this Agreement each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent, as an independent and separate creditor in its own right and not as representative of the other Finance Parties, sums equal to and in the currency of each amount payable by such Obligor to each of the Finance Parties under each of the Finance Documents other than to the Security Agent under this Clause 25.3.1 (the “Principal Obligations”) as and when the same falls due for payment under the relevant Finance Document or would have fallen due but for any suspension of payment, moratorium, discharge by operation of law or analogous event (the “Parallel Debt”).

25.3.2	The Security Agent shall have its own independent right to demand payment of the amounts payable by each Obligor under this Clause 25.3 (Parallel Debt) and shall be entitled to claim performance thereof in its own name and not as agent acting on behalf of the relevant Finance Parties, irrespective of any suspension, extinction or any other discharge for any reason whatsoever (otherwise than by payment) of such Obligor’s obligation to pay those amounts to the other Finance Parties other than a discharge by virtue of payment which those Finance Parties are entitled to retain.

25.3.3	Any amount due and payable by any Obligor to the Security Agent under this Clause 25.3 (Parallel Debt) shall be decreased to the extent that the other Finance Parties and such Finance Parties have determined that such Obligor has been fully and finally discharged of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by such Obligor to the other Finance Parties under those provisions shall be decreased to the extent that the Security Agent has determined that such Obligor has been fully and finally discharged of the corresponding amount under this Clause 25.3 (Parallel Debt).

25.3.4	The aggregate amount of the Parallel Debt will never exceed the aggregate amounts payable to the Finance Parties under the Finance Documents. For the avoidance of doubt, the Parallel Debt shall at all times mirror the Principal Obligations and the Principal Obligations shall at all times mirror the Parallel Debt.

25.4	No independent power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Transaction Security Documents (other than this Agreement) except through the Security Agent.

25.5	Instructions to Security Agent and exercise of discretion

25.5.1	Subject to Clause 25.5.4, the Security Agent shall act in accordance with any instructions given to it by the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that (i) any instructions received by it from the Agent, the Lenders or a group of Lenders are duly given in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked. The Security Agent shall not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with any instructions given to it under this Clause 25.5.1.

25.5.2	The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

25.5.3	Save as provided in Clause 24 (Transaction Security), any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties.

25.5.4	Clause 25.5.1 shall not apply:

25.5.4.1	where a contrary indication appears in this Agreement;

25.5.4.2	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action; and

25.5.4.3	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, the provisions set out in Clauses 25.7 (Security Agent’s discretions) to Clause 25.24 (Disapplication of the Trustee Acts).

25.5.5	In exercising any discretion to exercise a right, power or authority under this Agreement where it has not received any instructions from an Majority Lenders as to the exercise of that discretion the Security Agent shall do so having regard to the interests of all the Secured Parties.

25.5.6	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.6	Security Agent’s Actions

Without prejudice to the provisions of Clause 24 (Transaction Security) and Clause 25.5 (Instructions to Security Agent and exercise of discretion), the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

25.7	Security Agent’s discretions

The Security Agent may:

25.7.1	assume (unless it has received actual notice to the contrary from the Agent) that (i) no Default has occurred and no Obligor or other Party is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;

25.7.2	if it receives any instructions or directions under 24 (Transaction Security) to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

25.7.3	engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable and shall not be liable for any damage, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of it so relying;

25.7.4	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, any Lender or a Obligor, upon a certificate signed by or on behalf of that person; and

25.7.5	refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.

25.7.6	The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Charged Property through its officers, employees and agents and shall not (i) be liable for any error of judgement made by any such person; or (ii) be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person.

25.8	Security Agent’s obligations

The Security Agent shall promptly:

25.8.1	copy to the Agent the contents of any notice or document received by it from any Obligor under any Finance Document;

25.8.2	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party; and

25.8.3	inform the Agent of the occurrence of any Default or any default by a Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other Party.

25.9	Excluded obligations

25.9.1	The Security Agent shall not:

25.9.1.1	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by a Obligor of its obligations under any of the Finance Documents;

25.9.1.2	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

25.9.1.3	be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

25.9.1.4	be under any obligations other than those which are specifically provided for in the Finance Documents;

25.9.1.5	have or be deemed to have any relationship of trust or agency with, any Obligor.

25.9.2	Notwithstanding anything in any Finance Document to the contrary, the Security Agent shall not do, or be authorised or required to do, anything which might constitute a regulated activity for the purpose of the Financial Services and Markets Act 2000 (“FSMA”), unless it is authorised under FSMA to do so.

25.9.3	The Security Agent shall have the discretion at any time:

25.9.3.1	to delegate any of the functions which fall to be performed by an authorised person under FSMA to any other agent or person which also has the necessary authorisations and licences; and

25.9.3.2	to apply for authorisation under FSMA and perform any or all such functions itself if, in its absolute discretion, it considers it necessary, desirable or appropriate to do so.

25.9.4	The Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not assured to it.

25.10	Exclusion of liability

25.10.1	None of the Security Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:

25.10.1.1	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

25.10.1.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

25.10.1.3	any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents, the Charged Property or otherwise, whether in accordance with an instruction from the Agent or otherwise, unless directly caused by its gross negligence or wilful misconduct;

25.10.1.4	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Charged Property; or

25.10.1.5	any shortfall which arises on the enforcement or realisation of the Charged Property.

25.10.2

Any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been judicially determined to have been suffered (such loss shall be determined as at the date of default of the Security Agent, any Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, any Receiver or Delegate (as the case may be) at the time of entering into this Agreement, or at the time of accepting any relevant instructions, which increase the amount of the loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive or consequential damages, whether or not the Security Agent, any Receiver or Delegate has been advised of the possibility of such loss or damages.

25.11	No proceedings

No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Charged Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

25.12	Own responsibility

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

25.12.1	the financial condition, status and nature of each member of the Group;

25.12.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Charged Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

25.12.3	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Charged Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

25.12.4	the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

25.12.5	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

25.13	Reliance and engagement letters

The Security Agent may obtain and rely on any certificate or report from any Obligor’s auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor’s liability and the extent to which that certificate or report may be relied on or disclosed).

25.14	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

25.14.1	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

25.14.2	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Documents or the Transaction Security;

25.14.3	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

25.14.4	take, or to require any Obligor to take, any steps to protect or perfect its interests in or title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

25.14.5	require any further assurances in relation to any Transaction Security Documents.

25.15	Insurance by Security Agent

25.15.1	The Security Agent shall not be obliged to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in any Finance Documents and the Security Agent shall not be liable for any damages, costs or losses, to any person as a result of the lack of or inadequacy of any such insurance.

25.15.2	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders requests it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request.

25.16	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

25.17	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

25.18	Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent may refrain from doing anything which in its opinion will or may be a breach of fiduciary duty or duty of confidentiality or contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

25.19	Release

Upon a disposal of any of the Charged Property:

(a)	pursuant to the enforcement of the Transaction Security by the Security Agent; or

(b)	if that disposal is permitted under the Finance Documents,

the Security Agent shall (at the costs of the Obligors) release that property from the Transaction Security and is authorised to executed, without the need for any further authority from the other Finance Parties, any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

25.20	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that (a) all of the Secured Obligations (as defined in the Transaction Security Documents) and all other obligations secured by the Transaction Security Documents have been fully and finally discharged and (b) no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents then:

25.20.1	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

25.20.2	any Security Agent which has resigned pursuant to Clause 26.1 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each of the Transaction Security Documents.

25.21	Powers supplemental to Trustee Acts

The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

25.22	Trustee division separate

25.22.1	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

25.22.2	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

25.22.3	The Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

25.23	Information from the Lenders

Each Finance Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

25.24	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

25.25	Deduction from amounts payable to the Agent

If any Party owes an amount to the Security Agent under the Finance Documents the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.26	Merger and transfer

If the Security Agent:

(a)	merges or consolidates with any person; or

(b)	transfers to any person all or substantially all of its assets or all or substantially all of its corporate trust and loan agency business,

that person (or, in the case of any merger or consolidation, any person which results from the merger or consolidation) shall be a Party and shall be the Security Agent without that person or any Party doing anything (including executing or registering any document).

26.	CHANGE OF SECURITY AGENT AND DELEGATION

26.1	Resignation of the Security Agent

26.1.1	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Company and the Lenders.

26.1.2	Alternatively the Security Agent may resign by giving notice to the other Parties in which case the Majority Lenders may appoint a successor Security Agent.

26.1.3	If the Majority Lenders have not appointed a successor Security Agent in accordance with Clause 26.1.2 within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agents) may appoint a successor Security Agent.

26.1.4	The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Company shall, within 3 Business Days of demand, reimburse the retiring Security Agent for the amount of all properly documented third party costs and expenses (including legal fees) reasonably incurred by it in making available such documents and records and providing such assistance.

26.1.5	The Security Agent’s resignation notice shall only take effect upon (i) the appointment of a successor, (ii) the assignment of the Parallel Debt to that successor and the taking the necessary subsequent actions (including registrations, filings and notifications) in relation to the fact that the Security Agent has been changed and (iii) the transfer of all of the Transaction Security to that successor.

26.1.6	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 25.20.2 (Winding up of trust) and under Clause 26.1.4) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of Clauses 25 (The Security Agent), Clause 15.4 (Indemnity to the Security Agent) and Clause 29.11 (Lenders’ indemnity to the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

26.1.7	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with Clause 26.1.2. In this event, the Security Agent shall resign in accordance with Clause 26.1.2 but the cost referred to in Clause 26.1.4 shall be for the account of the Company.

26.2	Delegation

26.2.1	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, any right, power, authority or discretion vested in it in its capacity as such.

26.2.2	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) considers, in its discretion, to be appropriate.

26.2.3	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any loss incurred by reason of any act, misconduct or default on the part of any such delegate or sub-delegate.

26.3	Additional Security Agents

26.3.1	The Security Agent may at any time appoint (and subsequently remove) any of its Affiliates or a Lender or any of the Affiliates of a Lender or, subject to the prior consent of the Company, any other person to act as a separate security agent or as a co-security agent jointly with it (i) if it considers that appointment to be appropriate or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and the Agent of that appointment.

26.3.2	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by the Finance Documents) and the duties and obligations that are conferred or imposed by the instrument of appointment.

26.4	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

27.	CHANGES TO THE LENDERS

27.1	Assignments and transfers by the Lenders

Subject to this Clause 27, a Lender (the “Existing Lender”) may:

27.1.1	assign any of its rights; or

27.1.2	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

27.2	Conditions of assignment or transfer

27.2.1	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

27.2.1.1	to another Lender or an Affiliate of a Lender; or

27.2.1.2	made at a time when an Event of Default is continuing.

27.2.2	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent 5 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

27.2.3	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

27.2.4	An assignment will only be effective on:

27.2.4.1	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

27.2.4.2	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

27.2.4.3	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender qualifies as a professional market party within the meaning of the FSA.

27.2.5	A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

27.2.6	If:

27.2.6.1	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

27.2.6.2

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This Clause 27.2.6 shall not apply:

27.2.6.3	in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facilities;

27.2.6.4	in relation to Clause 13.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with Clause 13.2.7.2(b) (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender; or

27.2.6.5	to the extent that the payment under Clause 13 (Tax gross-up and indemnities) relates to a FATCA Deduction or a FATCA Payment.

27.2.7	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $2,500.

27.4	Limitation of responsibility of Existing Lenders

27.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

27.4.1.1	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

27.4.1.2	the financial condition of any Obligor;

27.4.1.3	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

27.4.1.4	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

27.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

27.4.2.1	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

27.4.2.2	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

27.4.3	Nothing in any Finance Document obliges an Existing Lender to:

27.4.3.1	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

27.4.3.2	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.5	Procedure for transfer

27.5.1	Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 27.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 27.5.2, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

27.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

27.5.3	Subject to Clause 27.9 (Pro rata interest settlement), on the Transfer Date:

27.5.3.1	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

27.5.3.2	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

27.5.3.3	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

27.5.3.4	the New Lender shall become a Party as a “Lender”.

27.6	Procedure for assignment

27.6.1	Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 27.6.3 when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 27.6.2, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

27.6.2	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

27.6.3	Subject to Clause 27.9 (Pro rata interest settlement), on the Transfer Date:

27.6.3.1	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

27.6.3.2	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

27.6.3.3	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

27.6.4	Lenders may utilise procedures other than those set out in this Clause 27.5.3.4 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 27.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 27.2 (Conditions of assignment or transfer).

27.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

27.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

27.8.1	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

27.8.2	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

27.8.2.1	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

27.8.2.2	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

27.9	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.5 (Procedure for transfer) or any assignment pursuant to Clause 27.5.3.4 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

27.9.1	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

27.9.2	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

27.9.2.1	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

27.9.2.2	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

28.	CHANGES TO THE OBLIGORS

28.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Borrowers

28.2.1	Subject to compliance with the provisions of Clauses 20.9.3 and 20.9.4 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

28.2.1.1	all the Lenders approve the addition of that Subsidiary;

28.2.1.2	the Company delivers to the Agent a duly completed and executed Accession Letter;

28.2.1.3	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

28.2.1.4	the Agent has received all of the documents and other evidence listed in Part IV of Schedule 2 ((Conditions Precedent and Conditions Subsequent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

28.2.2	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part IV of Schedule 2 (Conditions Precedent and Conditions Subsequent).

28.3	Resignation of a Borrower

28.3.1	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

28.3.2	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

28.3.2.1	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

28.3.2.2	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

28.4	Additional Guarantors

28.4.1	Subject to compliance with the provisions of Clauses 20.9.3 and 20.9.4 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

28.4.1.1	the Majority Lenders approve the addition of that Subsidiary;

28.4.1.2	the Company delivers to the Agent a duly completed and executed Accession Letter; and

28.4.1.3	the Agent has received all of the documents and other evidence listed in Part IV of Schedule 2 (Conditions Precedent and Conditions Subsequent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

28.4.2	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part IV of Schedule 2 (Conditions Precedent and Conditions Subsequent).

28.4.3	The Company shall procure that any other member of the Group which is a Material Subsidiary shall, within 45 days after becoming a Material Subsidiary, become an Additional Guarantor and grant such Security as the Security Agent may require in a form and substance substantially similar to the Security created by the Original Security Documents.

28.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.6	Resignation of a Guarantor

28.6.1	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

28.6.2	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

28.6.2.1	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

28.6.2.2	the Majority Lenders have consented to the Company’s request.

29.	ROLE OF THE AGENT AND THE ARRANGER

29.1	Appointment of the Agent

29.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

29.1.2	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Duties of the Agent

29.2.1	Subject to Clause 29.2.2, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

29.2.2	Without prejudice to Clause 27.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), Clause 29.2 shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

29.2.3	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

29.2.4	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

29.2.5	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

29.2.6	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

29.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.4	No fiduciary duties

29.4.1	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

29.4.2	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.6	Rights and discretions of the Agent

29.6.1	The Agent may rely on:

29.6.1.1	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

29.6.1.2	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

29.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

29.6.2.1	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

29.6.2.2	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

29.6.2.3	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

29.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

29.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

29.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

29.6.6	Without prejudice to the generality of Clause 29.6.5, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall, as soon as reasonably practicable, disclose the same upon the written request of the Company or the Majority Lenders.

29.6.7	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purposes of Clause 11.2.1.2 (Market Disruption).

29.6.8	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7	Majority Lenders’ instructions

29.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

29.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

29.7.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

29.7.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

29.7.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

29.8	Responsibility for documentation

Neither the Agent nor the Arranger:

29.8.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document;

29.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

29.8.3	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	Exclusion of liability

29.9.1	Without limiting Clause 29.9.2 (and without prejudice to the provisions of Clause 32.11.5 (Disruption to Payment Systems etc.)), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

29.9.1.1	any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct; or

29.9.1.2	without prejudice to the generality of Clause 29.9.1.1, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(a)	any act, event or circumstance not reasonably within its control; or

(b)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

29.9.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act

29.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

29.9.4	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

29.9.5	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

29.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within 3 Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.10.2 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.11	Lenders’ indemnity to the Security Agent

29.11.1	Each Lender shall (in the proportion that the Liabilities due to it bears to the aggregate of the Liabilities due to all the Lenders for the time being (or, if the Liabilities due to each of those Lenders is zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within 3 Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document) and the Obligor shall jointly and severally indemnify each Lender against any payment made by it under this Clause 29.11.

29.11.2	Each indemnity given by a Party under or in connection with a Finance Document is a continuing obligation, independent of the Party’s other obligations under or in connection with that or any other Finance Document and survives after that Finance Document is terminated. It is not necessary for a person to pay any amount or incur any expenses before enforcing an indemnity under or in connection with a Debt Document.

29.12	Resignation of the Agent

29.12.1	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

29.12.2	Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case (and in the event that the Agent resigns pursuant to Clause 29.12.8 below) the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

29.12.3	If the Majority Lenders have not appointed a successor Agent in accordance with Clause 29.12.2 within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

29.12.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

29.12.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

29.12.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.12.7	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with Clause 29.12.2. In this event, the Agent shall resign in accordance with Clause 29.12.2.

29.12.8	The Agent shall resign in accordance with Clause 29.12.2 above if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

29.12.8.1	the Agent fails to respond to a request under Clause 13.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

29.12.8.2	the information supplied by the Agent pursuant to Clause 13.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

29.12.8.3	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

29.13	Replacement of the Agent

29.13.1	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

29.13.2	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

29.13.3	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

29.13.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.14	Confidentiality

29.14.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

29.14.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

29.15	Relationship with the Lenders

29.15.1	Subject to Clause 27.9 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

29.15.1.1	entitled to or liable for any payment due under any Finance Document on that day; and

29.15.1.2	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than 5 Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

29.15.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

29.15.3

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and Clause 34.6.1.2 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

29.16.1	the financial condition, status and nature of each member of the Group;

29.16.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

29.16.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

29.16.4	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

29.17	Base Reference Banks

If a Base Reference Bank (or, if a Base Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank.

29.18	Agent’s Management Time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 29.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

29.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.20	The Agent is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Nothing in this Agreement shall require the Agent to carry on an activity of the kind specified by any provision of Part II (other than article 5 (accepting deposits)) of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 or to lend money to any Borrower in its capacity as Agent.

29.21	Money held as banker

The Agent shall be entitled to deal with money paid to it by any person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any person for any interest or other amounts in respect of the money.

29.22	Abatement of fees

The fees, commissions and expenses payable to the Agent for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Agent (or by any of its associates) in connection with any transaction effected by the Agent with or for the Lenders or the Company.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

30.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

30.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

30.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

31.1.1	the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Agent;

31.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

31.1.3	the Recovering Finance Party shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial payments).

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 32.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

31.4.1	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

31.4.2	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

31.5.1	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

31.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

31.5.2.1	it notified that other Finance Party of the legal or arbitration proceedings; and

31.5.2.2	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32.	PAYMENT MECHANICS

32.1	Payments to the Agent

32.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

32.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than 5 Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

32.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

32.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Impaired Agent

32.5.1	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 32.1 (Payments to the Agent) may instead either:

32.5.1.1	pay that amount direct to the required recipient(s); or

32.5.1.2	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

32.5.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

32.5.3	A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

32.5.4	Promptly upon the appointment of a successor Agent in accordance with Clause 29.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that Party has given an instruction pursuant to Clause 32.5.5) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 32.2 (Distributions by the Agent).

32.5.5	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

32.5.5.1	that it has not given an instruction pursuant to Clause 32.5.4; and

32.5.5.2	that it has been provided with the necessary information by that Recipient party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

32.6	Partial payments

32.6.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

32.6.1.1	first, in or towards payment pro rata of any amount owing to the Agent or the Security Agent under the Finance Documents;

32.6.1.2	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

32.6.1.3	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

32.6.1.4	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

32.6.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 32.6.1.2 to 32.6.1.4.

32.6.3	Clauses 32.6.1.2 and 32.6.1.3 will override any appropriation made by an Obligor.

32.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

32.8.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

32.8.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

32.9.1	Subject to Clauses 32.9.2 to 32.9.5, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

32.9.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

32.9.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

32.9.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

32.9.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

32.10	Change of currency

32.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

32.10.1.1	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

32.10.1.2	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

32.10.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

32.11.1	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

32.11.2	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in Clause 32.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

32.11.3	the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 32.11.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

32.11.4	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

32.11.5	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.10.2; and

32.11.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 32.11.4.

33.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

34.2.1	in the case of the Company, that identified with its name below;

34.2.2	in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

34.2.3	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 5 Business Days’ notice.

34.3	Delivery

34.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

34.3.1.1	if by way of fax, when received in legible form; or

34.3.1.2	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

34.3.2	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

34.3.3	All notices from or to an Obligor shall be sent through the Agent.

34.3.4	Any communication or document made or delivered to the Company in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

34.3.5	A copy of any service of process served in accordance with Clause 42.2 must also be promptly served upon the Company at the following addresses: leqalnotice@avg.com and treasury@avg.com.

34.3.6	Any communication or document which becomes effective, in accordance with Clauses 34.3.1 to 34.3.4, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

34.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

34.6	Electronic communication

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means:

34.6.1	to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

34.6.1.1	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

34.6.1.2	notify each other of any change to their address or any other such information supplied by them by not less than 5 Business Days’ notice.

34.6.2	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

34.6.3	Any electronic communication which becomes effective, in accordance with Clause 34.6.2, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.7	English language

34.7.1	Any notice given under or in connection with any Finance Document must be in English.

34.7.2	All other documents provided under or in connection with any Finance Document must be:

34.7.2.1	in English; or

34.7.2.2	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

38.1.1	Subject to Clause 38.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

38.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

38.2	Exceptions

38.2.1	An amendment or waiver that has the effect of changing or which relates to:

38.2.1.1	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

38.2.1.2	an extension to the date of payment of any amount under the Finance Documents;

38.2.1.3	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

38.2.1.4	an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

38.2.1.5	a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

38.2.1.6	any provision which expressly requires the consent of all the Lenders;

38.2.1.7	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 38; or

38.2.1.8	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity),

shall not be made without the prior consent of all the Lenders.

38.2.2	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or, as the case may be, the Arranger.

38.3	Disenfranchisement of Defaulting Lenders

38.3.1	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

38.3.1.1	the Majority Lenders; or

38.3.1.2	whether

(i)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facilitylies; or

(ii)	the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender’s Commitments will be reduced under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender or the purposes of Clauses 38.3.1.1 and 38.3.1.2.

38.3.2	For the purposes of this Clause 38.3, the Agent may assume that the following Lenders are Defaulting Lenders:

38.3.2.1	any Lender which has notified the Agent that it has become a Defaulting Lender;

38.3.2.2	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

38.4	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

38.4.1	its Commitment(s) shall not be included for the purposes of calculating the Total Commitments under the relevant Facilitylies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

38.4.2	its status as a Lender shall be disregarded for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

38.5	Replacement of a Defaulting Lender

38.5.1	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender:

38.5.1.1	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

38.5.1.2	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of the undrawn Facility B Commitment of the Lender; or

38.5.1.3	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of Facility B, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer which is either:

(a)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.9 (Pro-rata interest settlement) Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(b)	in an amount agreed between that Defaulting Lender and the Replacement Lender and the Company which does not exceed the amount described in paragraph (a) above.

38.5.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

38.5.2.1	the Company shall have no right to replace the Agent;

38.5.2.2	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

38.5.2.3	the transfer must take place no later than 5 Business Days after the notice referred to in Clause 38.5;

38.5.2.4	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

38.5.2.5	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 38.5 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the Replacement Lender.

38.5.3	The Defaulting Lender shall perform the checks described in Clause 38.5.2.5 as soon as reasonably practicable following delivery of notice referred to in Clause 38.5 and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

39.	CONFIDENTIALITY

39.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information and Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

39.2.1	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 39.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

39.2.2	to any person:

39.2.2.1	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

39.2.2.2	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

39.2.2.3	appointed by any Finance Party or by a person to whom Clause 39.2.2.1 or 39.2.2.2 applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 29.15.3 (Relationship with the Lenders));

39.2.2.4	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 39.2.2.1 or 39.2.2.2;

39.2.2.5	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

39.2.2.6	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

39.2.2.7	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.8 (Security over Lender’s rights);

39.2.2.8	who is a Party; or

39.2.2.9	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(a)	in relation to Clauses 39.2.2.1, 39.2.2.2 and 39.2.2.3, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(b)	in relation to Clause 39.2.2.4, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(c)	in relation to Clauses 39.2.2.5 and 39.2.2.6, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

39.2.3	to any person appointed by that Finance Party or by a person to whom Clause 39.2.2.1 or 39.2.2.2 applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 39.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

39.2.4	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Disclosure to numbering service providers

39.3.1	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

39.3.1.1	names of Obligors;

39.3.1.2	country of domicile of Obligors;

39.3.1.3	place of incorporation of Obligors;

39.3.1.4	date of this Agreement;

39.3.1.5	the names of the Agent and the Arranger;

39.3.1.6	date of each amendment and restatement of this Agreement;

39.3.1.7	amount of Total Commitments;

39.3.1.8	currencies of the Facilities;

39.3.1.9	type of Facilities;

39.3.1.10	ranking of Facilities;

39.3.1.11	Termination Date for Facilities;

39.3.1.12	changes to any of the information previously supplied pursuant to Clauses 39.3.1.1 to 39.3.1.11; and

39.3.1.13	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

39.3.2	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

39.3.3	The Company represents that none of the information set out in Clauses 39.3.1.1 to 39.3.1.8 is, nor will at any time be, unpublished price-sensitive information.

39.3.4	The Agent shall notify the Company and the other Finance Parties of:

39.3.4.1	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

39.3.4.2	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

39.4	Entire agreement

This Clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

39.6.1	of the circumstances of any disclosure of Confidential Information made pursuant to Clause 39.2.2.5 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

39.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidentiality).

39.7	Continuing obligations

The obligations in this Clause 39 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve Months from the earlier of:

39.7.1	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

39.7.2	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	COUNTERPARTS

Each Finance Document, subject to any applicable mandatory provision of law stipulating otherwise, may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

42.	ENFORCEMENT

42.1	Jurisdiction

42.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

42.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

42.1.3	This Clause 42.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

42.2.1	irrevocably appoints AVG Technologies UK Limited (addressed to: Treasury and General Counsel) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

42.2.2	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Parties

Part I: The Original Obligors

Name of Original Borrower	Relevant information including registration number (or equivalent, if any) and jurisdiction of incorporation

AVG Technologies N.V.	Public company with limited liability (naamloze vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its statutory seat in Amsterdam and its principal place of business at Gatwickstraat 9-39, 1043GL in Amsterdam, the Netherlands and registered with the Chamber of Commerce of Amsterdam under number 52197204 (the Netherlands)

AVG Netherlands B.V.	Private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its statutory seat in Amsterdam, the Netherlands and its principal place of business at Gatwickstraat 9-39, 1043GL in Amsterdam, the Netherlands and registered with the Chamber of Commerce in Amsterdam under number 52839761 (the Netherlands)

AVG Corporate Services B.V.	Private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its statutory seat in Amsterdam, the Netherlands and its principal place of business at Gatwickstraat 9-39, 1043GL in Amsterdam, the Netherlands and registered with the Chamber of Commerce in Amsterdam under number 57768277 (the Netherlands)

Name of Original Guarantor	Relevant information including registration number (or equivalent, if any) and jurisdiction of incorporation

AVG Technologies N.V.	Public company with limited liability (naamloze vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its statutory seat in Amsterdam and its principal place of business at Gatwickstraat 9-39, 1043GL in Amsterdam, the Netherlands and registered with the Chamber of Commerce of Amsterdam under number 52197204 (the Netherlands)

AVG Technologies Holdings B.V.	Private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)

incorporated under the laws of the Netherlands with its statutory seat in Amsterdam, the Netherlands and its principal place of business at Gatwickstraat 9-39, 1043GL in Amsterdam, the Netherlands and registered with the Chamber of Commerce in Amsterdam under number 53322053 (the Netherlands)

AVG Netherlands B.V.	Private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its statutory seat in Amsterdam, the Netherlands and its principal place of business at Gatwickstraat 9-39, 1043GL in Amsterdam, the Netherlands and registered with the Chamber of Commerce in Amsterdam under number 52839761 (the Netherlands)

AVG Corporate Services B.V.	Private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its statutory seat in Amsterdam, the Netherlands and its principal place of business at Gatwickstraat 9-39, 1043GL in Amsterdam, the Netherlands and registered with the Chamber of Commerce in Amsterdam under number 57768277 (the Netherlands)

AVG Technologies CZ, s.r.o	Limited liability company (spole—nost s ru—ením omezeným) incorporated under the laws of the Czech Republic, identification number 440 17 774 with its registered office in Brno, Holandská 4, Postal code 639 00, the Czech Republic, registered at the Commercial registry maintained by Regional court in Brno under file number C 3681 (Czech Republic)

AVG Technologies USA, Inc.	A corporation incorporated under the laws of Delaware with file number 3678645 (USA) and with its offices at 149 Bluxome Street, San Francisco, CA 94107, USA (United States of America)

AVG Ecommerce CY Limited	A limited liability company incorporated under the laws of Cyprus, registered with the Registrar of Companies Nicosia, Cyprus under number HE285123, and with registered address at Arch. Makariou III, 2-4 Capital Centre, 9th Floor 1065, Nicosia, Cyprus and its office address at Vision Tower, 4th Floor, 67 Limassol Avenue, 2121 Aglantzia, Nicosia, Cyprus (Cyprus)

AVG Technologies UK Limited	Private company limited by shares incorporated in England and Wales with company number 06301720

Part II: The Original Lenders

Name of Original Lender	Facility A Commitment	Facility B Commitment	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
HSBC Bank plc	$25,000,000	$50,000,000	England

SCHEDULE 2

Conditions precedent and conditions subsequent

Part I: Conditions Precedent To Signing

1.	A copy of the constitutional documents of each Original Obligor. For the Original Obligors incorporated in the Netherlands, this paragraph is interpreted to require delivery of (a) the deed of incorporation (akte van oprichting), (b) the articles of association (statuten) (if different from the deed of incorporation) and (c) an extract from the Trade Register (uittreksel uit het handelsregister). For the Original Obligors incorporated in the United States, this paragraph is interpreted to require delivery of (a) the articles of incorporation and (b) by-laws. For the Original Obligors incorporated in the Republic of Cyprus, this paragraph is interpreted to require delivery of its memorandum of association and articles of association. For the Original Obligors incorporated in the Czech Republic, this paragraph is interpreted to require delivery of the articles of incorporation (spole—enskou smlouvu).

2.	A copy of a resolution of the board of directors of each Original Obligor:

2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

2.2	confirming that the entering into and performance of the obligations under the Finance Documents and the transactions contemplated thereby are conducive to its corporate objects, are in its corporate interest and is not prejudicial to the interest of any of its existing or future creditors;

2.3	confirming that the directors do not have a direct of indirect personal interest which conflicts with the interest of such Original Obligor and its business in respect of entering into and the performance of its obligations under the Finance Documents and the transactions contemplated thereby or any acts or things necessary or conducive in connection therewith;

2.4	with respect to the Original Obligors incorporated in the Netherlands only, confirming that no (joint) works council ((gemeenschappelijke) ondernemingsraad) has been installed or is in the process of being installed;

2.5	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

2.6	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

3.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 2 above.

4.	If the relevant Original Obligor has a supervisory board, a copy of a resolution of the supervisory board of each Original Obligor approving the terms of, and the transactions contemplated by, the Finance Documents.

5.	A copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than the Company) approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Guarantor is a party.

6.	A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

7.	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of this Schedule 2 (Conditions Precedent and Conditions Subsequent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

8.	The Fee Letters duly executed by the parties thereto.

Part II: Condition Precedent to Initial Utilisation

1.	Finance Documents

1.1	This Agreement executed by the members of the Group which are party to this Agreement.

2.	Other documents and evidence

2.1	Satisfaction by the Finance Parties of their “know your customer” (or similar) identification procedures.

2.2	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

2.3	The Original Financial Statements.

2.4	The most recent Budget, together with the most recent quarterly financial statement reflecting the current trading of the Group.

2.5	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date by deduction of the drawdown amounts.

2.6	An up-to-date Group structure chart.

2.7	Evidence that the Financial Indebtedness outstanding under the Existing Credit Agreement will be cancelled and prepaid in full on the Utilisation Date for a Facility.

2.8	Evidence that the existing security listed at Schedule 10 will be released as soon as reasonably practicable upon the cancellation and prepayment in full of the Existing Credit Agreement.

Part III: Conditions Subsequent to Initial Utilisation

Within a period of 3 Business Days following the Initial Utilisation Date:

1.	Evidence that the Financial Indebtedness outstanding under the Existing Credit Agreement has been cancelled and prepaid in full.

2.	Evidence of release of the existing security listed at Schedule 10 to the extent such existing security is governed by Dutch law or by English law.

3.	Other than the Transaction Security Documents mentioned in paragraphs 7 and 14 below, each Transaction Security Document executed by the relevant Security Provider.

4.	A legal opinion of Eversheds LLP, legal advisers to the Arranger and the Agent in England, substantially in in a form satisfactory to the Agent.

5.	A legal opinion of Eversheds Faasen B.V., legal advisers to the Arranger and the Agent in the Netherlands, in a form satisfactory to the Agent.

Within a period of 60 days following the Initial Utilisation Date:

6.	Evidence of release of the existing security listed at Schedule 10 other than to the extent such existing security is governed by Dutch law or by English law.

7.	The Cypriot Security Document and each of the US Security Documents executed by the relevant Security Provider.

8.	A legal opinion of the legal advisers to the Arranger and the Agent in the Republic of Cyprus and in the United States of America respectively, in a form satisfactory to the Agent.

Within a period of 90 days following the Initial Utilisation Date:

9.	A resolution of the board of directors of AVG Technologies CZ, s.r.o approving the terms of, and the transactions contemplated by, the Czech Security Documents.

10.	A resolution by all the shareholders in AVG Technologies CZ, s.r.o approving the terms of, and the transactions contemplated by, the Czech Security Documents.

11.	Notarial deed containing the resolution of shareholders of AVG Technologies CZ, s.r.o amending the articles of association in accordance with Clause 22.18 (Czech Corporate Remedial Action) of the Agreement.

12.	Resolution of the shareholders of AVG Technologies CZ, s.r.o. on removal and apointment of directors in accordance with Clause 22.18 (Czech Corporate Remedial Action) of the Agreement.

13.	Ratification of the entry of AVG Technologies CZ, s.r.o. into the Agreement issued in accordance with Clause 22.18 (Czech Corporate Remedial Action) of the Agreement.

14.	Each of the Czech Security Documents executed by the relevant Security Provider.

15.	A legal opinion of the legal advisers to the Arranger and the Agent in the Czech Republic, in a form satisfactory to the Agent.

Part IV: Conditions Precedent Required To Be Delivered By An Additional

Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor. For the Additional Obligors incorporated in the Netherlands, this paragraph is interpreted to require delivery of (a) the deed of incorporation (akte van oprichting), (b) the articles of association (statuten) (if different from the deed of incorporation) and (c) an extract from the Trade Register (uittreksel uit het handelsregister). For the Additional Obligors incorporated in the United States, this paragraph is interpreted to require delivery of (a) the articles of incorporation and (b) by-laws. For the Additional Obligors incorporated in the Republic of Cyprus, this paragraph is interpreted to require delivery of its memorandum of association and articles of association. For the Additional Obligors incorporated in the Czech Republic, this paragraph is interpreted to require delivery of (a) the articles of incorporation (spole•enskou smlouvu) and (b) extract from the commercial register (výpis z obchodního rejst•íku).

3.	A copy of a resolution of the board of directors of the Additional Obligor:

3.1	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

3.2	confirming that the entering into and performance of the obligations under the Accession Letter and the Finance Documents and the transactions contemplated thereby are conducive to its corporate objects, are in its corporate interest and is not prejudicial to the interest of any of its existing or future creditors;

3.3	confirming that the directors do not have a direct of indirect personal interest which conflicts with the interest of such Additional Obligor and its business in respect of entering into and the performance of its obligations under the Accession Letter and the Finance Documents and the transactions contemplated thereby or any acts or things necessary or conducive in connection therewith;

3.4	with respect to Additional Obligors incorporated in the Netherlands only, confirming that no (joint) works council ((gemeenschappelijke) ondernemingsraad) has been installed or is in the process of being installed;

3.5	authorising a specified person or persons to execute the Accession Letter on its behalf; and

3.6	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	If the relevant Original Obligor has a supervisory board, a copy of a resolution of the supervisory board of each Additional Obligor approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents.

6.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

8.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part IV of this Schedule 2 (Conditions Precedent and Conditions Subsequent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.	If available, the latest audited financial statements of the Additional Obligor.

11.	A legal opinion of Eversheds LLP, legal advisers to the Arranger and the Agent in England.

12.	A legal opinion of Eversheds Faasen B.V., legal advisers to the Arranger and the Agent in the Netherlands.

13.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales or the Netherlands, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

14.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 42.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

15.	Transaction Security Documents substantially in the form as the Original Security Documents executed by the Additional Obligor as Security Provider.

SCHEDULE 3

Requests

Part I: Utilisation Request

From: [Borrower]

To: HSBC Bank plc

Dated:

Dear Sirs

AVG Technologies N.V.—$75,000,000 Facility Agreement dated [            ] 2013 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business
Day, the next Business Day)
Facility to be utilised:	[Facility A/ B]*
Currency of Loan:	[ ]
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Facility B Loan]/[The proceeds of this Loan should be credited to [ACCOUNT].] /[The proceeds of this Loan should be credited to [ACCOUNT].]

5.	This Utilisation Request is irrevocable.

*	Delete as appropriate.

Yours faithfully

authorised signatory for [name of relevant Borrower]

Part II: Selection Notice

Applicable To A Facility A Loan

From: AVG Technologies N.V.

To: HSBC Bank plc

Dated:

Dear Sirs

AVG Technologies N.V.—$75,000,000 Facility Agreement dated [            ] 2013 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A Loan in [identify currency] with an Interest Period ending on [ ]

3.	We request that the next Interest Period for the above Facility A Loan is [ ]].

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for [the Company on behalf of] [name of relevant Borrower]

SCHEDULE 4

Mandatory Cost Formula

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England, the Prudential Regulatory Authority and/or the Financial Conduct Authority (or, in each case, any other authority which replaces all or any of its functions) (the Prudential Regulatory Authority and the Financial Conduct Authority each being a “Financial Authority”) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

4.1	in relation to a Sterling Loan:

AB+C(B-D)+Ex0.0l	per cent per annum
100-(A+C)

4.2	in relation to a Loan in any currency other than Sterling:

Ex0.01	per cent per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Base Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

5.1	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2	“Fees Rules” means the rules on periodic fees contained in the Financial Services Conduct Authority and Prudential Regulation Authority Fees Manuals or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.l Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Base Reference Bank shall, as soon as practicable after publication by a Financial Authority of its Fee Tariffs in respect of a financial year, supply to the Agent the total rate of charge payable by that Base Reference Bank to the Financial Authorities pursuant to the Fees Rules in respect of the relevant financial year of the Financial Conduct Authorities (calculated for this purpose by that Base Reference Bank as being the sum of the average of the Fee Tariffs of the Financial Conduct Authority and the average of the Fee Tariffs of the Prudential Regulation Authority applicable to that Base Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Base Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

8.1	the jurisdiction of its Facility Office; and

8.2	any other information that the Agent may reasonably require for such purpose.

        Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Base Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Base Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Base Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Authorities or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

Form of Transfer Certificate

To: HSBC Bank plc as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

AVG Technologies N.V.—$75,000,000 Facility Agreement dated [           ] 2013 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 27.5 (Procedure for transfer):

2.1	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 27.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

2.2	The proposed Transfer Date is [ ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 27.4.3 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

4.1	[a Qualifying Lender (other than a Treaty Lender);]

4.2	[a Treaty Lender;]

4.3	[not a Qualifying Lender].[1]

5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

5.1	a company resident in the United Kingdom for United Kingdom tax purposes;

5.2	a partnership each member of which is:

[1]	LMA note: Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.

5.2.1	a company so resident in the United Kingdom; or

5.2.2	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

5.3	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][2]

6.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ][3], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

6.1	each Borrower which is a Party as a Borrower as at the Transfer Date; and

6.2	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.]4

7.	[This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.]

8.	[This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] [is/are][5] governed by English law.]

9.	[This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.]

[2]	Include if New Lender comes within paragraph (a)(ii) of the definition of Qualifying Lender in clause 13.1 (Definitions).
[3]	Insert jurisdiction of tax residence.
[4]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.
[5]	This clause should follow the approach adopted as regards non-contractual obligations in clause 41 (Governing Law).

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].

HSBC Bank plc

By:

SCHEDULE 6

Form of Assignment Agreement

To: HSBC Bank plc as Agent and AVG Technologies N.V. as Company, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

AVG Technologies N.V. – $75,000,000 Facility Agreement dated [            ] 2013 (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 27.5.3.4 (Procedure for assignment):

2.1	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

2.2	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement specified in the Schedule.

2.3	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph 2.2 above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 27.4.3 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

7.1	[a Qualifying Lender (other than a Treaty Lender);]

7.2	[a Treaty Lender;]

7.3	[not a Qualifying Lender].[6]

8.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

8.1	a company resident in the United Kingdom for United Kingdom tax purposes; or

8.2	a partnership each member of which is:

8.2.1	a company so resident in the United Kingdom; or

8.2.2	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

8.3	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][7]

9.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ][8], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

9.1	each Borrower which is a Party as a Borrower as at the Transfer Date; and

9.2	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.]9

10.	[This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 27.7 (Copy of Transfer Certificate or Assignment Agreement to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.]

11.	[This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.]

12.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

13.	[This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.]

[6]	Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.
[7]	Include only if New Lender is a UK Non-Bank Lender—i.e. falls within paragraph (a)(ii) of the definition of Qualifying Lender in clause 13.1 (Definitions).
[8]	Insert jurisdiction of tax residence.
[9]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [        ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

HSBC Bank plc

By:

SCHEDULE 7

Form of Accession Letter

To: HSBC Bank plc as Agent

From:	[Subsidiary] AVG Technologies N.V.

Dated:

Dear Sirs

AVG Technologies N.V.—$75,000,000 Facility Agreement dated [        ] 2013 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower/Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower/Guarantor] pursuant to Clause 28.2 (Additional Borrowers)/Clause 28.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.][10]

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[This Accession Letter is entered into by deed.]

[Company]                                                                  [Subsidiary]

[10]	Include in the case of an Additional Borrower.

SCHEDULE 8

Form of Resignation Letter

To: HSBC Bank plc as Agent

From:	[resigning Obligor] and AVG Technologies N.V.

Dated:

Dear Sirs

AVG Technologies N.V.—$75,000,000 Facility Agreement dated [        ] 2013 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 28.3 (Resignation of a Borrower)/Clause 28.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower/Guarantor] under the Agreement.

3.	We confirm that:

3.1	no Default is continuing or would result from the acceptance of this request; and

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Company]	[Subsidiary]

By:	By:

SCHEDULE 9

Form of Compliance Certificate

To: HSBC Bank plc as Agent

From:	AVG Technologies N.V.

Dated:

Dear Sirs

AVG Technologies N.V. – $75,000,000 Facility Agreement dated [        ] 2013 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]

3.	[We confirm that no Default is continuing.]*

Signed:

	Director of	Director of

	[Company]	[Company]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 10

Existing Security

No.	Name of Group Member	Security	Date of Security
1.	AVG Technologies N.V., AVG Technologies CZ, s.r.o., AVG Ecommerce CY Limited, AVG Technologies UK Limited, AVG Exploit Prevention Labs, Inc., AVG Technologies USA, Inc., AVG Technologies Holdings B.V., AVG Technologies GER GmbH, AVG Netherlands B.V., TuneUp Software GmbH, AVG Technologies AU Pty Ltd. and GAVT CZ a.s.	U.S. Collateral Agreement in favour of JP Morgan Chase Bank, N.A.	15 March 2011

2.	AVG Technologies CZ, s.r.o. and AVG Ecommerce CY Limited	U.S. Trademark Security Agreement in favour of JP Morgan Chase Bank, N.A.	15 March 2011

3.	AVG Technologies CZ, s.r.o. and AVG Ecommerce CY Limited	U.S. Patent Security Agreement in favour of JP Morgan Chase Bank, N.A.	15 March 2011

4.	AVG Technologies CZ, s.r.o.	U.S. Copyright Security Agreement in favour of JP Morgan Chase Bank, N.A.	15 March 2011

5.	AVG Technologies N.V. (f/k/a AVG Holding Coöperatief U.A.), AVG Technologies CZ, s.r.o., AVG Ecommerce CY Limited, AVG Technologies UK Limited, AVG Exploit Prevention Labs, Inc., AVG Technologies USA, Inc., AVG Technologies HK, LTD., AVG (Beijing) Internet Security Technologies Company Ltd., AVG Technologies Holdings B.V., AVG Technologies FRA, SAS, AVG Technologies GER GmbH, AVG Mobile Technologies Ltd. (f/k/a DROID Security Ltd.), AVG Netherlands B.V., TuneUp Software GmbH, AVG Technologies AU Pty Ltd. and GAVT CZ a.s.	Intercompany note among the parties thereto and pledged via endorsement in blank in favour of JP Morgan Chase Bank, N.A.	15 March 2011

No.	Name of Group Member	Security	Date of Security
6.	AVG Technologies USA, Inc.	U.S. Deposit Control Agreement between TD Bank, N.A., AVG Technologies USA, Inc. in favour of JP Morgan Chase Bank, N.A.	14 November 2011 and amended 23 July 2012

7.	AVG Exploit Prevention Labs, Inc.	U.S. Deposit Control Agreement between Wells Fargo Bank, National Association, AVG Exploit Prevention Labs, Inc. in favour of JP Morgan Chase Bank, N.A.	11 August 2011

8.	AVG Technologies UK Limited	UK Debenture in favour of JP Morgan Chase Bank, N.A.	15 March 2011

9.	AVG Technologies Holdings B.V., AVG Technologies UK Limited AVG Technologies N.V., AVG Technologies CZ, s.r.o.	Czech Ownership Pledge Agreement (re: pledge of 100% shares in AVG Technologies CZ, s.r.o.) in favour of JP Morgan Chase Bank, N.A.	15 March 2011 and amended on 9 September 2011

10.	AVG Technologies Holdings B.V.	Czech Ownership Pledge Agreement (re: pledge of 100% shares in GAVT CZ, a.s.) in favour of JP Morgan Chase Bank, N.A.	28 March 2013

11.	AVG Technologies Holdings B.V.	UK Share Mortgage (re: pledge of 100% shares in AVG Technologies UK Limited) in favour of JP Morgan Chase Bank, N.A.	25 October 2011

12.	AVG Technologies N.V.	Dutch Deed of Pledge over accounts in favour of JP Morgan Chase Bank, N.A.	15 March 2011

13.	AVG Technologies N.V.	Dutch Deed of Pledge over receivables in favour of JP Morgan Chase Bank, N.A.	15 March 2011

14.	AVG Technologies N.V.	Dutch Deed of Pledge over moveable assets in favour of JP Morgan Chase Bank, N.A.	15 March 2011

No.	Name of Group Member	Security	Date of Security
15.	AVG Netherlands B.V., AVG Technologies Holdings B.V.	Dutch Deed of Pledge over accounts in favour of JP Morgan Chase Bank, N.A.	31 August 2011

16.	AVG Netherlands B.V., AVG Technologies Holdings B.V.	Dutch Deed of Pledge over receivables in favour of JP Morgan Chase Bank, N.A.	31 August 2011

17.	AVG Netherlands B.V., AVG Technologies Holdings B.V.	Dutch Deed of Pledge over moveable assets in favour of JP Morgan Chase Bank, N.A.	31 August 2011

18.	AVG Technologies Holdings B.V.	Dutch Deed of Pledge over shares (re: pledge of 100% shares in AVG Netherlands B.V.) in favour of JP Morgan Chase Bank, N.A.	31 August 2011

19.	AVG Technologies N.V.	Dutch Deed of Pledge over shares (re: pledge of 100% shares in AVG Technologies Holdings B.V.) in favour of JP Morgan Chase Bank, N.A.	31 August 2011

20.	AVG Technologies AU Pty Ltd	Australian Specific Security Agreement - Bank Account in favour of JP Morgan Chase Bank, N.A.	15 March 2013

21.	AVG Technologies Holdings B.V.	Australian Specific Security Agreement - Share Pledge (re: pledge of 100% shares in AVG Technologies AU Pty Ltd) in favour of JP Morgan Chase Bank, N.A.	15 March 2013

22.	AVG Technologies CZ, s.r.o.	Czech Movables Pledge Agreement in favour of JP Morgan Chase Bank, N.A.	15 March 2011 and amended on 17 April 2011, 21 June 2011 and 5 December 2012

23.	AVG Technologies CZ, s.r.o.	Czech Bank Accounts Pledge Agreement in favour of JP Morgan Chase Bank, N.A.	15 March 2011

No.	Name of Group Member	Security	Date of Security

24.	AVG Technologies CZ, s.r.o.	Czech Trademarks Pledge Agreement in favour of JP Morgan Chase Bank, N.A.	15 March 2011

25.	GAVT CZ, a.s.	Czech Bank Accounts Pledge Agreement in favour of JP Morgan Chase Bank, N.A.	28 March 2013

26.	GAVT CZ, a.s.	Czech Trademarks Pledge Agreement in favour of JP Morgan Chase Bank, N.A.	28 March 2013

27.	AVG Ecommerce CY Limited	Cypriot Composite Debenture re: a first priority mortgage and first priority fixed charge in favour of JP Morgan Chase Bank, N.A.	17 July 2011

28.	AVG Netherlands B.V. (as successor-in-interest via merger with AVG Technologies CY Limited)	Cypriot share pledge agreement (re: pledge of 100% shares in AVG Ecommerce CY Limited) in favour of JP Morgan Chase Bank, N.A.	17 July 2011

29.	AVG Technologies GER GmbH, TuneUp Software GmbH	German Account Pledge Agreement in favour of JP Morgan Chase Bank, N.A.	24 November 2011

30.	AVG Technologies GER GmbH, TuneUp Software GmbH	German Security Assignment Agreement regarding receivables in favour of JP Morgan Chase Bank, N.A.	24 November 2011

31.	AVG Technologies GER GmbH, TuneUp Software GmbH	German Security Transfer Agreement regarding equipment and inventory in favour of JP Morgan Chase Bank, N.A.	24 November 2011

32.	AVG Technologies Holdings B.V., AVG Technologies GER GmbH	German Pledge Agreement (re: pledge of 100% shares in AVG Technologies GER GmbH and TuneUp Software GmbH) in favour of JP Morgan Chase Bank, N.A.	24 November 2011

No.	Name of Group Member	Security	Date of Security
33.	AVG Netherlands B.V.	German Security Assignment and Pledge Agreement regarding intellectual property rights in favour of JP Morgan Chase Bank, N.A.	7 March 2012

SCHEDULE 11

Timetables

	Loans in Euro or USD	Loans in Sterling	Loans in other currencies
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.4 (Conditions relating to Optional Currencies)	—	—	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))or a Selection Notice (Clause 10.1 (Selection of Interest Periods))	U-3 9.30am	U-l 11.00am	U-3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 noon	U-l noon	U-3 noon

Agent receives a notification from a Lender under Clause 6.1 (Unavailability of a currency)	Quotation Day 9.30am	—	Quotation Day 9.30am

Agent gives notice in accordance with Clause 6.1 (Unavailability of a currency)	Quotation Day 5.30pm	—	Quotation Day 5.30pm

LIBOR, the Koruna Reference Bank Rate or EURIBOR is fixed	Quotation Day 11.00am in respect of LIBOR and 11.00am (Brussels time) in respect of EURIBOR	Quotation Day 11.00am	Quotation Day 11.00am

“U” = date of utilisation or, if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Loan.

“U-X” = X Business Days prior to date of utilisation

SCHEDULE 12

Form of Increase Confirmation

To: HSBC Bank plc as Agent, and AVG Technologies N.V. as Company, for and on behalf of each Obligor

From:	[the Increase Lender) (the “Increase Lender”)

Dated:

AVG Technologies N.V.—$75,000,000 Facility Agreement dated [            ] 2013

(the “Agreement”)

1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in Clause 2.2.7 (Increase).

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

8.1	[a Qualifying Lender (other than a Treaty Lender);]

8.2	[a Treaty Lender;]

8.3	[not a Qualifying Lender].[11]

9.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

9.1	a company resident in the United Kingdom for United Kingdom tax purposes; or

[11]	Delete as applicable. Each Increase Lender is required to confirm which of these three categories it falls within.

9.2	a partnership each member of which is:

9.2.1	a company so resident in the United Kingdom; or

9.2.2	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

9.3	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][12]

9.	[The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ],[13] so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax) and requests that the Company notify:

9.1	[each Borrower which is a Party as a Borrower as at the Increase; and

9.2	each Additional Borrower which becomes an Additional Borrower after the Increase Date;

that it wishes that scheme to apply to the Agreement.]14

[9/10].	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

[10/11].	This Increase Confirmation [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[11/12].	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

[12]	Include only if Increase Lender is a UK Non-Bank Lender i.e. falls within the definition of Qualifying Lender in clause 18.1.1.2(a)(ii) (Definitions).
[13]	Insert residence of tax jurisdiction.
[14]	Include if Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase

Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [        ].

Agent

By:

SIGNATURES THE COMPANY AVG TECHNOLOGIES N.V.

By:	/s/ Christophe François

Address: Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands

Fax: +31 (0)20 522 6211

E-mail: Miriam.hovorkova@avg.com; legalnotice@avg.com; treasury@avg.com

Attention: Miriam Hovorkova

THE ORIGINAL BORROWERS AVG TECHNOLOGIES N.V.

By:	/s/ Christophe François

Address: Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands

Fax: +31 (0)20 522 6211

E-mail: Miriam.hovorkova@avg.com; legalnotice@avg.com; treasury@avg.com

Attention: Miriam Hovorkova

AVG NETHERLANDS B.V.

By:	/s/ Christophe François

Address: Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands

Fax: +31 (0)20 522 6211

E-mail: Miriam.hovorkova@avg.com; legalnotice@avg.com; treasury@avg.com

Attention: Miriam Hovorkova

AVG CORPORATE SERVlCES B.V.

By:	/s/ Christophe François

Address: Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands

Fax: +31 (0)20 522 6211

E-mail: Miriam.hovorkova@avg.com; legalnotice@avg.com; treasury@avg.com

Attention: Miriam Hovorkova

THE ORIGINAL GUARANTORS AVG TECHNOLOGIES N.V.

By:	/s/ Christophe François

Address: Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands

Fax: +31 (0)20 522 6211

E-mail: Miriam.hovorkova@avg.com; legalnotice@avg.com; treasury@avg.com

Attention: Miriam Hovorkova

AVG TECHNOLOGIES HOLDINGS B.V.

By:	/s/ Christophe François

Address: Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands

Fax: +31 (0)20 522 6211

E-mail: Miriam.hovorkova@avg.com; legalnotice@avg.com; treasury@avg.com

Attention: Miriam Hovorkova

AVG NETHERLANDS B.V.

By:	/s/ Christophe François

Address: Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands

Fax: +31 (0)20 522 6211

E-mail: Miriam.hovorkova@avg.com; legalnotice@avg.com; treasury@avg.com

Attention: Miriam Hovorkova

AVG CORPORATE SERVICES B.V.

By:	/s/ Christophe François

Address: Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands

Fax: +31 (0)20 522 6211

E-mail: Miriam.hovorkova@avg.com; legalnotice@avg.com; treasury@avg.com

Attention: Miriam Hovorkova

AVG TECHNOLOGIES CZ S.R.O.

By:	/s/ Vladimir Koutny /s/ Martin Wheatcroft /s/ Christophe François

Address: Holandská 879/4, 639 00, Brno, Czech Republic

Fax: +420 549 524 093

E-mail: Viktor.zak@avg.com; legalnotice@avg.com; treasury@avg.com

Attention: Viktor Zak

AVG TECHNOLOGIES USA, INC.

By:	/s/ Martin Wheatcroft

Address: 139 Townsend Street, Suite 250, San Francisco, CA 94107, USA

Fax: +1 415 371 1599

E-mail: David.nichols@avg.com; legalnotice@avg.com; treasury@avg.com

Attention: David Nichols

AVG ECOMMERCE CY LIMITED

By:	/s/ Martin Wheatcroft

Address: Vision Tower, 4th Floor, 67 Limassol Avenue, 2121 Aglantzia, Nicosia, Cyprus

Fax: +357 2282 0090

E-mail: Theodoros.theodorou@avg.com; legalnotice@avg.com; treasury@avg.com

Attention: Theodoros Theodorou

AVG TECHNOLOGIES UK LIMITED

By:	/s/ Martin Wheatcroft

Address: Glenholm Park, Brunel Drive, Newark, Nottinghamshire, NG24 2EG, UK

Fax: +44 01636 658 086

E-mail: John.lloyd@avg.com; legalnotice@avg.com; treasury@avg.com

Attention: John Lloyd

THE ARRANGER HSBC BANK PLC

By:	/s/ James Cundy

Address: De entree 250, 1101 EE Amsterdam ZO, The Netherlands

Fax: +31 (0)20 567 1235

Attention: Richard van der Meer

With copy to:

Address: 8 Canada Square, 28th Floor, Canary Wharf, London E145HQ, United Kingdom

Fax: + 44 (0) 20799 14619

Attention: Olufemi Odiri

THE SECURITY AGENT HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED

By:	/s/ Leticia Acevedo

Address: 8 Canada Square, Level 27, London, E14 5HQ, United Kingdom

Fax: +44 (0)20 7991 4350

Attention: CTLA Trustee Services Administration

E-mail: ctla.trustee.admin@hsbc.com

THE AGENT HSBC BANK PLC

By:	/s/ Leticia Acevedo

Address: 8 Canada Square, Level 27, London, E14 5HQ, United Kingdom

Fax: +44 (0)20 7991 4347

Attention: Corporate Trust & Loan Agency

THE ORIGINAL LENDER HSBC BANK PLC

By:	/s/ James Cundy

Address: De entree 250, 1101 EE Amsterdam ZO, The Netherlands

Fax: +31 (0)20 567 1235

Attention: Richard van der Meer

With copy to:

Address: 8 Canada Square, 28th Floor, Canary Wharf, London E145HQ, United Kingdom

Fax: + 44 (0) 20799 14619

Attention: Olufemi Odiri